Exhibit 10.1

STOCK AND ASSET PURCHASE AGREEMENT

by and among

VERU INC.,

THE FEMALE HEALTH COMPANY LIMITED

and

CLEAR FUTURE, INC.

Dated effective as of December 30, 2024

TABLE OF CONTENTS

Page

1.	Defined Terms; Construction		1
	1.01.	Defined Terms	1
	1.02.	Construction	16

2.	Purchase and Sale; Closing		17
	2.01.	Purchase and Sale of Stock	17
	2.02.	Purchase and Sale of Assets	17
	2.03.	Liabilities	21
	2.04.	Consideration	22
	2.05.	Closing	23
	2.06.	Certain Payments and Deliverables at Closing	23
	2.07.	Closing Estimates	25
	2.08.	Purchase Price Adjustment	25
	2.09.	Purchase Price Allocation	27
	2.10.	Non-Assignable Assets	27
	2.11.	Withholding Taxes.	28

3.	Representations and Warranties of Sellers		29
	3.01.	Organization	29
	3.02.	Authorization of Agreement; No Violation	29
	3.03.	Capitalization of Business Subsidiaries	30
	3.04.	Consents and Approvals	31
	3.05.	Financial Statements	31
	3.06.	Absence of Changes	32
	3.07.	Proceedings; Orders	33
	3.08.	Taxes	34
	3.09.	Employee Benefit Plans	36
	3.10.	Real Property	37
	3.11.	Transferred Tangible Assets	38
	3.12.	Labor and Employment Matters	38
	3.13.	Material Contracts; Assumed Business Contracts	39
	3.14.	Intellectual Property	41
	3.15.	Environmental Matters	44
	3.16.	Brokers	44
	3.17.	Insurance	44
	3.18.	Legal Compliance	45
	3.19.	Product Matters	49
	3.20.	Title and Sufficiency of Assets	49
	3.21.	Certain Transactions	50
	3.22.	Customers and Suppliers	50
	3.23.	Compensation of and Contracts with Employees and Independent Contractors.	51

i

	3.24.	No Additional Representations	52

4.	Representations and Warranties of Buyer		52
	4.01.	Organization	52
	4.02.	Authorization of Agreement; No Conflict	52
	4.03.	Litigation	53
	4.04.	Brokerage	53
	4.05.	Financial Capability; Solvency	53
	4.06.	Investment Intent	53
	4.07.	No Additional Representations	53

5.	Certain Agreements		54
	5.01.	Restrictive Covenants	54
	5.02.	Publicity	56
	5.03.	Conflicts and Privilege	56
	5.04.	Employee Benefit Arrangements and Other Employee Matters	57
	5.05.	Post-Closing Access to Record and Personnel	58
	5.06.	Expenses	58
	5.07.	Wrong Pockets Clause	58
	5.08.	Further Assurances	59
	5.09.	Tax Matters	59
	5.10.	Name Change	63
	5.11.	Use of Inventories of Products	63
	5.12.	Sufficient Capitalization of Business Subsidiaries	63
	5.13.	Covenant Not To Sue	63

6.	Indemnification		64
	6.01.	Indemnification by Veru	64
	6.02.	Indemnification by Buyer	65
	6.03.	Indemnification Procedure	65
	6.04.	Limitations on the Indemnification Obligations of Sellers	67
	6.05.	Multiple Representations and Warranties	70
	6.06.	Tax Treatment	71
	6.07.	Exclusive Remedy	71
	6.08.	Retention Escrow Amount	71

7.	General Provisions		71
	7.01.	Notices	71
	7.02.	Entire Agreement	72
	7.03.	Incorporation of Terms	72
	7.04.	No Other Representations, Warranties, Covenants and Agreements	72
	7.05.	Waiver	73
	7.06.	Amendment	73
	7.07.	Assignment; Binding Effect	73
	7.08.	Benefit	73
	7.09.	Disclosure Schedules	73
	7.10.	No Agreement Until Executed	74

ii

7.11.	Governing Law	74
7.12.	Specific Enforcement	74
7.13.	Negotiation of Agreement	74
7.14.	Facsimile Signature; Counterparts	74
7.15.	Severability	75
7.16.	No Recourse	75

iii

STOCK AND ASSET PURCHASE AGREEMENT

This STOCK AND ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of December 30, 2024 among VERU INC., a Wisconsin corporation (“Veru”), THE FEMALE HEALTH COMPANY LIMITED, a company organized under the laws of England and Wales (“Limited” and together with Veru, “Sellers” and each, a “Seller”), and Clear Future, Inc., a Delaware corporation (“Buyer”). Certain capitalized terms used herein but not otherwise defined shall have the meanings set forth in Section 1.

RECITALS

A.         Sellers and the Business Subsidiaries are engaged in, among other matters, the Business.

B.         Sellers are the owners of all of the issued shares (the “Stock”) in the capital of The Female Health Company (UK) Plc., a company organized under the laws of England and Wales (“FHC UK”), which is the owner of all of the issued and paid-up share capital or other equity interests (the “Malaysia Stock”) of The Female Health Company (M) SDN.BHD, a company incorporated under the laws of Malaysia (“FHC Malaysia”).

C.         Veru owns certain assets used in the Business.

D.         Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Stock on the terms and conditions set forth herein.

E.         Veru desires to sell to Buyer, and Buyer desires to purchase from Veru, certain of the assets, rights and claims of Veru which relate to the Business, on the terms and conditions set forth herein.

AGREEMENTS

In consideration of the recitals and the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         Defined Terms; Construction.

1.01.    Defined Terms. Certain terms used in this Agreement are defined below:

“Acquired Business Intellectual Property” means the Transferred Business Intellectual Property and all Intellectual Property Rights owned or purportedly owned by any of the Business Subsidiaries.

“Acquired Business Technology” means the Transferred Business Technology, and all Technology owned or purportedly owned by any of the Business Subsidiaries.

“Accounting Principles” shall mean the same accounting principles, practices, procedures, policies and methods, classifications, judgments, inclusions, exclusions and valuation and estimation methodologies that were employed in the preparation of the Target Working Capital.

“Adjustment Escrow Account” means the account established by the Escrow Agent pursuant to the terms of the Escrow Agreement for purposes of holding the Adjustment Escrow Amount.

“Adjustment Escrow Amount” means an amount equal to $300,000.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”), with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Anti‑Corruption and Anti‑Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, any rules or regulations thereunder, the International Travel Act of 1961, and, as applicable United States or foreign anti‑corruption or anti‑bribery Laws or regulations, including the United Kingdom Bribery Act of 2010 and laws passed pursuant to the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Anti-Money Laundering Laws” shall mean the USA PATRIOT Act of 2001 and the Bank Secrecy Act and all regulations thereunder and any other applicable anti-money laundering Law or any similar Legal Requirement of any other jurisdiction where any Business Entity operates with respect to the Business.

“Assigned Other IPR” means all Intellectual Property Rights owned or purportedly owned by Veru (other than Patents and Marks) that are (a) Related To the Business, including the items listed or described in Schedule 1-1(a), or (b) in, to or embodied by the Transferred Tangible Assets.

“Assigned Trademarks” means each of the Marks set forth in Schedule 1-2, in each case whether pending, issued, expired, abandoned or closed, and all foreign counterparts of any such Mark.

“Business” means the business of the manufacture, marketing, sale and distribution of the Product and/or all related services relating to the marketing, sale and distribution of the Product (including in connection with the Portal), in each case as conducted during the twelve (12)-month period immediately preceding the Closing Date.

“Business Day” means any day, other than a Saturday or Sunday, on which the principal commercial banks in New York City are open for commercial banking business during normal banking hours.

“Business Employees” means (i) all individuals who are employed by any of the Business Subsidiaries immediately prior to the Closing Date and (ii) the other individuals who are employed by a Seller immediately prior to the Closing Date and identified on Schedule 5.04 hereto.

“Business Entities” means the Business Subsidiaries and Sellers.

“Business Material Adverse Effect” means any event, circumstance, development, change, effect or condition that, individually or in the aggregate, (a) has had a material adverse effect on the business, condition (financial or otherwise), assets, Liabilities or results of operations of the Business, taken as a whole, or (b) has materially and adversely impaired or delayed the ability of the Sellers (or the Business Subsidiaries) to perform their obligations hereunder or consummate the transactions contemplated hereby; provided, however, that any event, circumstance, development, change, effect or condition arising from or relating to the following will not be taken into account in determining whether there has been or will be a Business Material Adverse Effect: (i) general economic conditions affecting the industry in which the Business participates, or the United States economy as a whole; (ii) changes in U.S. generally accepted accounting principles after the date hereof; (iii) changes in Law after the date hereof; (iv) national or international political conditions, including armed hostilities or other international or national calamity or act of terrorism involving the United States of America; (v) general changes in financial, banking, or securities markets; (vi) wildfires, floods, epidemics, pandemics, earthquakes, hurricanes, tornados or other natural disasters; (vii) any failure to meet any financial projections, forecasts or estimates of revenue, earnings, cash flow or cash position (it being understood that any underlying cause(s) of any such failure may be taken into consideration when determining whether a Business Material Adverse Effect has occurred); (viii) compliance with the terms of, or taking any action required by, this Agreement; and (ix) any action taken by any customer or supplier resulting from the announcement, pendency or consummation of the transactions contemplated by this Agreement; provided further, that, in the case of each of clauses (i), (ii), (iii), (iv), (v), and (vi), such change, event, occurrence, development or state of circumstances or facts does not have a materially disproportionate effect on the Business, taken as a whole, relative to other Persons of similar size in the industry in which the Business operates.

“Business Subsidiaries” means FHC UK and FHC Malaysia.

“Cash and Cash Equivalents” means all cash (including deposit accounts, money market accounts, checking accounts, bank accounts, certificates of deposit, time deposits, mutual funds and other investment securities) and cash equivalents of the Business Subsidiaries that are immediately convertible into cash, as determined in accordance with GAAP.

“Change of Control” means, with respect to a Person, any transaction or series of related transactions that constitute: (a) the sale of all or substantially all of an entity’s business or assets; (b) any merger, consolidation, share exchange, recapitalization, business combination or other transaction resulting in the exchange of the outstanding shares of an entity for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary, unless the stockholders of such entity as of the date prior to the closing date of such transaction (or series of related transactions) hold more than fifty percent (50%) of the voting securities in the surviving corporation in such transaction computed on a fully diluted basis; or (c) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended) having been formed that beneficially owns or has the right to acquire beneficial ownership of, fifty percent (50%) or more of the outstanding voting securities of an entity.

“Closing Working Capital Deficit” shall mean the amount, if any, by which the Target Working Capital exceeds the Closing Working Capital, but only to the extent the difference exceeds the Working Capital Collar, and only such amount by which the difference between the Target Working Capital and the Closing Working Capital exceeds the Working Capital Collar; in the event such difference does not exceed the Working Capital Collar, the Closing Working Capital Deficit shall be $0.

“Closing Working Capital Excess” shall mean the amount, if any, by which the Closing Working Capital exceeds the Target Working Capital, but only to the extent the difference exceeds the Working Capital Collar, and only such amount by which the difference between the Closing Working Capital and the Target Working Capital exceeds the Working Capital Collar; in the event such difference does not exceed the Working Capital Collar, the Closing Working Capital Excess shall be $0.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitive Activity” means the development, manufacture, marketing, distribution or sale of any female condoms anywhere in the world.

“Confidential Information” means any confidential or proprietary information, including any formula, pattern, device, compilation or information, proprietary technical, economic, environmental, operational, financial, technology, operating, financial and/or other business information, methods of operation, financial statements, trade secrets, market studies and forecasts, competitive analyses, target markets, advertising techniques, pricing policies and information, specifications for products, equipment and processes, manufacturing and performance specifications and procedures, engineering drawings and graphs, technical, research and engineering data, manufacturing know-how, the substance of agreements with customers and others, marketing and similar arrangements, servicing and training programs and arrangements, customer lists, customer profiles, customer preferences, other trade secrets and any other documents or materials embodying such information, employee census information and, as required by applicable Law, other employee information.

“Contract” means contracts, agreements, purchase orders, leases, licenses and instruments or other binding arrangement, whether oral or written.

“Data Protection Laws” means the data protection and privacy laws of each country where any Business Entity is established and those of each country where any Personal Information is collected, transmitted, secured, stored, shared or otherwise processed by or on behalf of such Business Entity and that are applicable to such Business Entity, including, as applicable, the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act 42 U.S.C. §§ 17921 et seq. the General Data Protection Regulation 2016/680 of the European Parliament, and shall also mean the Massachusetts data protection law, 201 CMR 17.00, the California Consumer Privacy Act, and Section 5 of the (U.S.) Federal Trade Commission Act and any and all laws and regulations governing privacy, cybercrime, data protection or privacy, or unfair or deceptive trade practices with respect to privacy, data protection, or information security.

“Effective Time” means 11:59 p.m. New York time on the Closing Date.

“Encumbrance” means, with respect to any property or asset, any encumbrance, lien, mortgage, pledge, hypothecation, encroachment, easement, license, lease, deed restriction, zoning, unpaid Taxes, defect or burden on title (including, without limitation, all matters of record), use restriction, right-of-way, title defect, charge, attachment, levy, judgment, option or other right to acquire an interest, right of first refusal or security interest thereupon or in respect thereof.

“Environmental Laws” means all Laws applicable to the Business as in effect as of the Closing Date relating to air quality, soil quality, water quality, sub-slab and indoor contaminant air vapors, wetlands, natural resources, solid waste, hazardous waste, hazardous or toxic substances, pollution, public health, human health or the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act (49 U.S.C. § 1801), the Federal Water Pollution Control Act (33 U.S.C. § 1251, et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Clean Air Act (42 U.S.C. § 7401, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136, et seq.).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with, or otherwise required to be aggregated with, any Seller, as set forth in Sections 414(b), (c), (m) and (o) of the Code.

“Escrow Agent” means Wilmington Trust, National Association, a national association.

“Escrow Agreement” means an escrow agreement, substantially in the form of Exhibit A attached hereto, to be entered into at the Closing by Veru, Buyer and the Escrow Agent.

“Estimated Closing Statement” that certain statement prepared by Seller and delivered to Buyer at least three (3) Days prior to the Closing Date, which such statement is attached hereto as Exhibit B and sets forth in reasonable detail Sellers’ good faith calculations of the Estimated Closing Consideration, including (a) the estimated Net Working Capital immediately prior to the Closing (the ”Estimated Working Capital”), (b) the estimated aggregate amount of Indebtedness of the Business Subsidiaries unpaid as of immediately prior to the Closing (the “Estimated Indebtedness Amount”), (c) the estimated aggregate amount of Cash and Cash Equivalents of the Business Subsidiaries as of immediately prior to the Closing (the “Estimated Cash”), provided that the amount of Estimated Cash shall not exceed $1,274,056, and (d) the estimated amount of Pre-Closing Taxes (the “Estimated Pre-Closing Taxes Amount”).

“Estimated Working Capital Deficit” shall mean the amount, if any, by which the Target Working Capital exceeds the Estimated Working Capital, but only to the extent the difference exceeds the Working Capital Collar, and only such amount by which the difference between the Target Working Capital and the Estimated Working Capital exceeds the Working Capital Collar; in the event such difference does not exceed the Working Capital Collar, the Estimated Working Capital Deficit shall be $0.

“Estimated Working Capital Excess” shall mean the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital, but only to the extent the difference exceeds the Working Capital Collar, and only such amount by which the difference between the Estimated Working Capital and the Target Working Capital exceeds the Working Capital Collar; in the event such difference does not exceed the Working Capital Collar, the Estimated Working Capital Excess shall be $0.

“Excluded Scheduled Receivables” means the accounts receivable set forth on Schedule 1-3.

“Export and Import Approvals” shall mean all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Authority, that are required for compliance with Export and Import Control Laws.

“Export and Import Control Laws” shall mean any U.S. or applicable non‑U.S. Law, regulation, or order governing (a) imports, exports, reexports, or transfers of products, services, software, or technologies from or to the United States or another country; (b) any release of technology or software in any foreign country or to any foreign person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; (c) economic sanctions or embargoes; or (d) compliance with unsanctioned foreign boycotts.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Fraud” means Delaware common law fraud committed with the intent to defraud, provided that Fraud does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation, recklessness or similar theories.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect on the date hereof or, with respect to any financial statements, the date such financial statements were prepared.

“Governmental Authority” means any foreign or United States federal, provincial, state, municipal or local government agency, division, or subdivision thereof or any regulatory body, agency, authority or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof).

“Hazardous Materials” means all wastes, substances or materials defined as “hazardous substances,” “toxic substances” or “hazardous wastes,” or any other term of similar import under, or otherwise regulated pursuant to, any Environmental Law, including petroleum (including crude oil or any fraction thereof) and polychlorinated biphenyls.

“Health Care Laws” means (a) the Food, Drug, and Cosmetic Act, as amended, and all rules and regulations promulgated thereunder, and similar laws in foreign jurisdictions related to any product or service that is commercialized or marketed, (b) all applicable Laws administered by the FDA and other regulatory authorities in foreign jurisdictions, United States federal, state, and local regulatory authorities governing or relating to good laboratory practices, good clinical practices, good manufacturing practices, recordkeeping, procurement, design, research, studying, manufacturing, quality, registration, listing, certification, licensing, production, handling, sterilization, advertising, importing, exporting, testing, development, approval, processing, reporting, packaging, labeling, storage, marketing, sale, distribution and use of medical devices or components thereof or other medical products manufactured by or on behalf of or health care services provided by or on behalf of the Business or any Business Entity, including, without limitation, 21 CFR 820; (c) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812, EU Member States anti-gift and transparency laws; the EU Medical Devices Directive 93/42/EEC, the EU Medical Devices Regulation 2017/745; all similar or comparable foreign, state, local and international laws, in each case, as amended and the regulations promulgated thereunder; or any legal requirements promulgated by other regulatory authority with jurisdiction over the Business or any Business Entity and each of its products or services; (d) the Health Insurance Portability and Accountability Act of 1996, as amended, and foreign, federal, state, and local privacy and security Laws; (e) Federal Trade Commission Act and implementing regulations and rules; (f) Laws promulgated and enforced by the Consumer Product Safety Commission and similar regulator authorities; and (g) any and all other applicable foreign, federal, state, and local Laws, rules and regulations, ordinances, judgments, decrees, orders, writs, and injunctions applicable to the Business, any health care or medical product or service marketed or commercialized by or for any Business Entity, or any business operations of an Business Entity, each of (a) through (g) as may be amended from time to time.

“Income Tax Returns” means any Tax Return with respect to income Taxes.

“Indebtedness” means, with respect to any Person, (a) all obligations for borrowed money, whether current or funded, secured or unsecured or indebtedness issued in substitution or exchange for borrowed money, (b) all obligations for the deferred purchase price of any property or services, including earn outs, payments under non-compete agreements and seller notes (other than trade accounts payable reflected on the balance sheet of such Person as current liabilities arising in the ordinary course of business consistent with past practice of such Person from the purchase of inventory and supplies), (c) all obligations created or arising under any conditional sale or other title retention agreement regarding property acquired by such Person, (d) all obligations secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) all obligations under leases required to be, in accordance with GAAP, recorded as capital leases under which such Person is liable as lessee, (f) any obligation regarding bankers' acceptances or letters of credit, whether drawn or not, (g) any obligations secured by liens on property acquired by such Person, whether or not such obligations were assumed by such Person at the time of acquisition of such property, (h) all amounts payable by a Business Subsidiary to a Seller, (i) all accrued but unpaid severance obligations payable to former employees relating to periods prior to the Closing or any unpaid bonuses that were payable or accrued, including the bonuses set forth on Schedule 1-6, (j) all obligations of a type referred to in clauses (a) through (h) above which are directly or indirectly guaranteed by such Person or which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, (k) interest, principal, prepayment penalty, taxes, fees, or expenses, to the extent due or owing in respect of those items in clauses (a) through (j) above, whether resulting from their payment or discharge or otherwise, and (l) any refinancing of any of the foregoing obligations; provided, however, that any amount owed by any Business Subsidiary to another Business Subsidiary shall not constitute Indebtedness.

“Indemnified Taxes” means (a) all Taxes of Sellers; (b) all Taxes imposed on the Purchased Assets or that otherwise arise with respect to the Business, in each case, for Pre-Closing Taxable Periods; (c) all Taxes of the Business Subsidiaries for Pre-Closing Taxable Periods (including any Taxes that are not yet due and payable), determined (i) as if the Business Subsidiaries used the accrual method of Tax accounting throughout all Pre-Closing Tax Periods, (ii) by treating any advance payments, deferred revenues, or other prepaid amounts received or arising in any Pre-Closing Taxable Period as subject to Tax in such period regardless of when actually recognized for income tax purposes, (iii) by including, for any Pre-Closing Taxable Period, any adjustment in Taxable income or similar amounts arising as a result of transactions, events, or accounting methods employed prior to the Closing pursuant to Section 481(a) of the Code (or any similar provision of U.S. state, local, or other non-U.S. Tax Laws), (iv) by including in the Pre-Closing Tax Period any Taxes attributable to any amount required to be included in the income of Buyer or any of its owners or affiliates under Section 951 or Section 951A of the Code (or, in each case, any similar provision of state, local or other Tax Law) with respect to the Business Subsidiaries, to the extent such amount would be allocable to the Pre-Closing Tax Period if the Taxable year of each of Buyer, the Business Subsidiaries, and each other Person ended on the Closing Date and Buyer’s holding period with respect to the Business Subsidiaries included the Closing Date, (d) all Taxes of any other Person for which liability arises as a result of the Business Subsidiaries being or having been a member of an affiliated, consolidated, combined, unitary or similar group (including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of applicable Law) on or prior to the Closing Date, (e) all Taxes for which the Business Subsidiaries are liable by Contract, as a transferee or successor, by operation of Law or otherwise, which relate to a transaction or event occurring or action taken on or prior to Closing Date, (f) all Taxes arising from the transactions contemplated by this Agreement (limited in the case of Transfer Taxes to Taxes for which Seller is liable pursuant to Section 5.06), including all Taxes required to be withheld or deducted under the Code or any other Tax Law in connection with the transactions contemplated by this Agreement, and (g) any amounts payable after the Closing Date as a result of an election under Section 965(h) of the Code made prior to the Closing Date by or with respect to the Business Subsidiaries, in each case, that are not reflected in the calculation of the Closing Working Capital, the Closing Indebtedness Amount or the Final Pre-Closing Taxes Amount.

“Intellectual Property” means Intellectual Property Rights and Technology.

“Intellectual Property Rights” means all of the following in any jurisdiction throughout the world and all rights therein: (i) patents and applications therefor (including patents issuing on such applications), together with all continuations, continuations-in-part, reissues, renewals, reexaminations, provisionals, divisionals, substitutions, extensions or revisions thereof, any foreign counterparts or equivalents of any of the foregoing and any other patents, applications or extensions that claim priority to or through any of the foregoing (“Patents”); (ii) trade-secret rights and all other rights in confidential business or technical information; (iii) copyrights, copyrights registrations and applications therefor, moral rights, and all other rights corresponding thereto (including mask works); (iv) domain names, uniform resource locators, other names and locators associated with the Internet, and applications or registrations therefor; (v) trade names, logos, common law trademarks and service marks and trademark and service mark registrations, and related goodwill and applications therefor (“Marks”); (vi) all rights in databases and data collections; and (vii) any similar or equivalent rights to any of the foregoing, including but not limited to moral rights (as applicable).

“IP Contract” means any Contract (a) to which any Business Subsidiary is a party or is bound or (b) to which either Seller is a party or is bound and that is Related To the Business, the Products or the Portal, in each case by or through which (i) any Intellectual Property is created or developed, or (ii) other Persons grant a Business Entity or a Business Entity grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property.

“IRS” means the United States Internal Revenue Service.

“Knowledge,” “known to Sellers,” “Sellers' Knowledge,” of which Sellers “knows,” or the like, means the actual knowledge of Harry Fisch, Mitchell Steiner, Kevin Gilbert, Michele Greco, Michael Purvis, Phil Greenberg and Martin Tayler and the knowledge such aforementioned individuals would have after a reasonable inquiry of his or her direct reports.

“Legal Requirement” or “Law” means any foreign government or any United States federal, provincial, state, municipal or local (a) law, common law, statute, directive, ordinance, code, rule or regulation, (b) judicial, administrative or governmental order determination, writ, injunction, restrictions, judgments or decrees, or (c) any similar provision having the force or effect of law, in each case of clauses (a), (b) or (c), as promulgated or applied by a Governmental Authority.

“Liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action or other damages (including loss of benefit or relief), cost or expenses or commitment of any nature whatsoever (whether direct or indirect, known or unknown, accrued or unaccrued, absolute or contingent, or matured or unmatured, liquidated or unliquidated, whether due or to become due, and regardless of when asserted), including any of the foregoing arising under any Legal Requirement, Permit, Proceeding, Order or Contract.

“Loss” means any claim, obligation, loss, damage, Liability, demand, action, cause of action, assessment, judgment, deficiency, cost, penalty, fine, Tax, or other cost or expense, (including reasonable attorney’s and accountant’s fees, costs, and expenses incurred in investigating and defending against any Claim).

“McKesson Dispute” means that certain dispute as summarized on Schedule 3.05(a).

“Net Working Capital” means the current assets of the Business Subsidiaries and the current assets included within the Purchased Assets (consisting solely of the types of current assets on the balance sheet line item accounts specified on Schedule 1-4, which shall be agreed upon by the parties) less the current liabilities of the Business Subsidiaries and the current liabilities included within the Assumed Liabilities (consisting solely of the types of current liabilities on the balance sheet line item accounts specified on Schedule 1-4, which shall be agreed upon by the parties). Net Working Capital shall not include (i) Cash and Cash Equivalents, (ii) Tax refunds or credits, (iii) deferred income Taxes, (iv) any Liabilities relating to any severance obligations, (v) any Liabilities for any income Taxes, or (vi) any Liabilities relating to any Indebtedness, in each case except to the extent such amounts are otherwise expressly specified on Schedule 1-4.

“Open Source Materials” means all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”).

“Order” means any decree, ruling, order, judgment, writ, award, injunction, stipulation or consent of or by, or settlement agreement with, a Governmental Authority.

“Organizational Documents” means (a) articles or certificate of incorporation and the bylaws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership, (d) the limited liability partnership agreement and the certificate or articles of limited liability partnership of a limited liability partnership, (e) the operating agreement or limited liability company agreement of a limited liability company and the articles of organization or certificate of formation of a limited liability company, (f) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (g) any amendment to any of the foregoing.

“Party” or “Parties” means each and all of Buyer and Sellers.

“Permits” means all Regulatory Approvals, licenses, approvals, permits, product registrations, listings, certifications and other authorizations (and any applications for the foregoing) issued by a Governmental Authority, notified body, accrediting authority, institutional review boards, ethics committees, or other recognized standard setting body.

“Permitted Encumbrances” means: (a) Encumbrances for Taxes not yet due and payable, or being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (b) Encumbrances in respect of property or assets (other than Intellectual Property) imposed by Law that were incurred in the ordinary course of business, such as carriers', warehousemen's, materialmen's and mechanics' liens and other similar liens; (c) pledges or deposits made in the ordinary course of business to secure obligations under workers' compensation Laws or similar legislation or to secure public or statutory obligations; (d) Encumbrances that shall be released and, as appropriate, removed of record, at or prior to the Closing in accordance with the terms of this Agreement; (e) restrictions on the transfer of securities arising under securities Laws and (f) in addition, with respect to the Leased Real Property, (i) reciprocal easement agreements, utility easements and other customary encumbrances on title, (ii) Encumbrances which would be disclosed on a current title report or similar report or listing relating to the Leased Real Property, (iii) zoning, ordinances, building codes, regulations and enactments of any Governmental Authority having jurisdiction over the Leased Real Property, and (iv) any conditions that would be shown by a current (as of the date of this Agreement) and accurate survey or personal inspection of the Leased Real Property, provided that such matters described in clauses (i) through (iv) do not, individually or in the aggregate, materially impair the present use of the Leased Real Property in the operation of the Business affected thereby.

“Person” means any individual or any general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association, Governmental Authority or any foreign trust or foreign business organization, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

“Personal Information” means any information that identifies or can be used to identify a natural person, including any information defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information,” or “nonpublic personal information” under applicable Data Protection Laws.

“Portal” means any and all versions of the website located at fc2condoms.com and fc2.us.com related to marketing, selling, and distributing the Product (including enabling users to obtain telehealth or other medical services and access to the Product).

“Pre-Closing Taxable Period” means any taxable period (or portion thereof) ending on or before the Closing Date, including, in the case of a Straddle Period the portion of such Straddle Period ending at the end of the day on the day before the Closing Date.

“Pre-Closing Taxes” means any unpaid income Taxes of the Business Subsidiaries for any Pre-Closing Taxable Periods that are not reflected in the calculation of the Closing Working Capital or the Closing Indebtedness Amount and solely to the extent such income Taxes relate to Tax Returns of the Business Subsidiaries that are first due (with extension) after the Closing Date and, shall be calculated using the Business Subsidiaries' historic method of accounting for income Tax purposes to the extent permitted by applicable Law and taking into account any transaction Tax deductions, and applicable prepayments or estimated payments of Tax, and available net operating losses and similar tax assets actually available to be utilized against Taxes during such Pre-Closing Taxable Periods but excluding for the avoidance of doubt, any such net operating losses and similar tax assets that are carried forward to or utilized in any Tax period or portion thereof beginning after the Closing Date.

“Proceeding” means (a) any Claim or other proceeding before, commenced by or filed with a Governmental Authority, or (b) any investigation, inquiry, charge, audit or examination involving a Governmental Authority.

“Product” means any female or internal condom product of any Business Entity or female or internal condom product candidate of any Business Entity under development, being tested, being commercialized, distributed, approved and/or otherwise authorized for marketing by the FDA or a comparable foreign Government Authority, or planned to be marketed, including but not limited to the Class III medical device approved under Premarket Approval (PMA) Number P080002, supplemental approval (S001) and/or(S002), or similar marketing authorization by a comparable foreign Governmental Authority (subsequently down-classed to a Class II with special controls), any health care product or product candidate or accessory developed by any Business Entity, in each case relating to contraception or the prevention of sexually transmitted infections, that is subject to a granted or pending marketing application, clearance, approval, certification, or other regulatory authorization, and/or any supplements, modifications, derivatives, variant, or product or labeling extensions, or services related thereto, whether occurring prior to or after the Closing, including without limitation, any versions with scents or colors or any other new female condom.

“Regulatory Approvals” means, with respect to the Product, any and all approvals, licenses, certifications, clearances, listings, permissions, consents, registrations and/or other authorizations of any Governmental Authority necessary to manufacture, process, store, handle, test, import, export, distribute, sell or market the Product, whether held by a Seller or an Affiliate of a Seller, including, where applicable, pre- and post- marketing authorizations and labeling approvals.

“Regulatory Documentation” means, with respect to the Product, all (i) documentation and records concerning and supporting any Regulatory Approvals and necessary for maintaining Regulatory Approvals, including all documentation and records related to regulatory compliance and quality controls, and all source data and reports from nonclinical and clinical trials of the Product, to the extent that such source data is in the possession or control of a Seller or any of its Subsidiaries, regulatory applications, submissions, reports, and filings in connection therewith, (ii) correspondence and reports related to the Product or otherwise relevant to the ability to commercially distribute, sell or market the Product submitted to, received from, or required to be retained by any Governmental Authorities (including minutes and official contact reports relating to any communications with any Governmental Authority) and relevant supporting documents with respect to such correspondence and reports, including, but not limited to, documents demonstrating compliance with manufacturing, formulation, labeling, and advertising regulatory requirements, and adverse events, complaint handling, and medical device reports (periodic and expedited) and related records, and (iii) data (including clinical trial, nonclinical, and post-market data) referenced in any of the foregoing, all documentation related to any study or testing conducted by or on behalf of the Seller or any Affiliate of Seller with respect to any Product, including but not limited to the study protocol, informed consent documentation, material correspondence with institutional review boards or ethics committees, study data, statistical analyses, data reports, and publications, in each case to the extent in the possession or control of a Seller or any of its Subsidiaries; provided that the Regulatory Documentation shall not be deemed to include any correspondence, reports, documents or data to the extent applicable Law prohibits their transfer, or where transfer thereof would subject a Seller or any of its Affiliates to Liability of any material kind or nature.

“Related To” means related to, used or held for use in, or necessary for.

“Representatives” means, as to any Person, any of such Person's officers, directors, employees, consultants, investment bankers, lenders, attorneys, accountants, agents and other advisors or representatives.

“Retention Escrow Account” means the account established by the Escrow Agent pursuant to the terms of the Escrow Agreement for purposes of holding the Retention Escrow Amount.

“Retention Escrow Amount” means $54,000.

“R&W Policy” means the buyer-side representations and warranties insurance policy issued by ANV Global Services, Inc. (the “R&W Insurer”) to Buyer, the premium and costs of which shall be borne by the Buyer other than the Seller R&W Contribution.

“R&W Exclusion” shall mean the following matters listed in Section III (Exclusions), Item (B) of the R&W Policy: romanette (ii), (iv), (vi), (vii), (viii), and (ix).

“Seller R&W Contribution” means $125,750.

“Straddle Period” means any taxable period that begins before and ends after the Closing Date.

“Subsidiary” means with respect to any Person, (a) any corporation at least a majority of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more of its subsidiaries, or by such Person and one or more of its subsidiaries, (b) any general partnership, joint venture, limited liability company, statutory trust, or other entity (other than a limited partnership), at least a majority of the outstanding partnership, membership, or other similar interests of which shall at the time be owned by such Person, or by one or more of its subsidiaries, or by such Person and one or more of its subsidiaries, and (c) any limited partnership of which such Person or any of its subsidiaries is a general partner. For the purposes of this definition, “voting stock” means shares, interests, participations, or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person.

“SWK” means SWK Funding LLC, a Delaware limited liability company.

“SWK Royalty Agreement” means that certain Residual Royalty Agreement dated as of March 5, 2018 between Veru and SWK, as amended.

“Target Working Capital” means an amount equal to $5,700,000, the calculation of which is set forth on Schedule 1-4 for illustrative purposes only.

“Tax” means (i) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent, including employer and employees’ contributions), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of a similar kind in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, including by operation of Law.

“Tax Returns” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority (foreign or domestic) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any schedule or amendment thereof or attachment thereto.

“Technology” means all know-how, techniques, methods, processes, designs, schematics, trade secrets, inventions (whether or not patented or patentable) and invention disclosures, discoveries, tools, improvements, software (including computer programs, computer files, algorithms, models, routines, modules, source code, object code, design tools, user interfaces and other software and all related documentation (including developer notes, comments, annotations, error logs, bug reports and training materials), in each case, in any form or format, however fixed), data, compilations of data and databases, and works of authorship (including documentation), any media on which any of the foregoing is recorded, and any other tangible embodiments of any of the foregoing.

“Transferred Business Intellectual Property” means (a) the Assigned Trademarks, and (b) the Assigned Other IPR.

“Transferred Business Technology” means all Technology Related To the Business that is owned or purportedly owned by Veru, including (a) any Technology constituting, included in, or embodied by any part of any and all versions of a Product or the Portal, (b) know-how and other Technology Related To the Business and known by any Business Employees, or (c) the Technology otherwise listed or described on Schedule 1-5(c).

“Transferred Tangible Assets” is defined in Section 2.02(a)(vi).

“Transaction Documents” means the agreements, instruments, certificates and documents being or to be executed and delivered under this Agreement or in connection with the transactions contemplated hereby.

“UK Stamp Tax” means the stamp tax arising as a result of the transfer of FHC UK at Closing.

“UK Transfer Documentation” means the transfer paperwork substantially in the form attached hereto as Exhibit F, and any other documentation necessary to effectuate the transfer of the Stock.

“Working Capital Collar” means $250,000.

Certain other defined terms used in this Agreement shall have the meanings given to them in the sections set forth below:

Defined Term	Section
Actual Pre-Closing Taxes	Section 5.09(f)
Agreement	Preamble
Arbitrating Accountant	Section 2.08(b)
Assignment and Assumption Agreement	Section 2.06(a)(iii)
Assumed Business Contracts	Section 2.02(a)(iii)
Assumed Liabilities	Section 2.03(a)
Bankruptcy and Equity Exception	Section 3.02(a)
Basket	Section 6.04(c)
Bill of Sale	Section 2.06(a)(ii)
Books and Records	Section 2.02(a)(vii)
Business Benefit Plans	Section 3.09(b)
Business Subsidiaries Cash Target	Section 5.12
Buyer	Preamble
Buyer Benefit Programs	Section 5.04(a)
Buyer Indemnified Parties	Section 6.01
Buyer's Damages	Section 6.01
Cap	Section 6.04(d)
Claim	Section 3.07
Closing	Section 2.05
Closing Cash	Section 2.08(a)
Closing Date	Section 2.05
Closing Statement	Section 2.08(a)
Closing Working Capital	Section 2.08(a)
Consent Schedule	Section 3.02(b)
Counsel	Section 5.03
De Minimis Basket	Section 6.04(b)
Dispute Notice	Section 2.08(b)
Estimated Closing Consideration	Section 2.04
Excluded Assets	Section 2.02(b)

Excluded Business Contract	Section 2.02(b)(viii)
Excluded Lease	Section 2.02(b)(xviii)
Excluded Liabilities	Section 2.03(b)
FHC Malaysia	Recital B
FHC UK	Recital B
Financial Statements	Section 3.05(a)
Fundamental Representations	Section 6.04(a)
Indemnified Party	Section 6.03(a)
Indemnifying Party	Section 6.03(a)
Insurance Policies	Section 3.17
Interim Balance Sheet	Section 3.05(a)
International Benefit Plans	Section 3.09(b)
Inventory	Section 2.02(a)(ii)
Lease	Section 3.10
Leased Real Property	Section 3.10
Limited	Preamble
Malaysia Stock	Recital B
Material Customers	Section 3.22(a)
Material Suppliers	Section 3.22(b)
Notice of Claim	Section 6.03(a)
Purchase Price	Section 0
Purchased Assets	Section 2.02(a)
Receivables	Section 2.02(a)(i)
Schedules	Section 3
Seller(s)	Preamble
Seller Indemnified Parties	Section 6.02
Sellers' Damages	Section 6.02
Stock	Recital B
Straddle Returns	Section 5.09(b)
SWK Payoff Letter	Section 2.06(a)(viii)
Tangible Personal Property	Section 2.02(a)(vi)
Tax Representations	Section 6.04(a)(i)
Third Party Claim	Section 6.03(b)
Transfer Taxes	Section 5.06
Transition Services Agreement	Section 2.06(a)(iv)
U.S. Benefit Plans	Section 3.09(a)
Veru	Preamble

1.02.         Construction. In this Agreement (except where the context otherwise requires):

(a)    any reference to a Recital, Section, Annex, Exhibit or Schedule is to the relevant Recital, Section, Annex, Exhibit or Schedule of or to this Agreement and any reference to a subsection or paragraph is to the relevant subsection or paragraph of the Section, Exhibit or Schedule in which it appears;

(b)    any reference to legislation or any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation;

(c)    the Section headings are included for convenience only and shall not modify or affect the construction or interpretation of this Agreement;

(d)    all references to accounting terms, including “GAAP” shall mean the then-current common usage of such terms in the United States;

(e)    references to “Dollars” or “$” shall mean United States Dollars unless otherwise specifically noted;

(f)    the words “include,” “includes” and “including” shall be deemed to be immediately followed by the term “but not limited to”;

(g)    the words “hereof,” “herein” and “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole and not any particular provision of this Agreement;

(h)    the use of the word “or” shall not be exclusive;

(i)    the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(j)    terms defined in the singular shall have a comparable meaning when used in the plural and vice versa; and

(k)    the language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and if an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.

2.         Purchase and Sale; Closing.

2.01.    Purchase and Sale of Stock. Subject to the terms and conditions set forth in this Agreement, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, the Stock free and clear of all Encumbrances other than Permitted Encumbrances.

2.02.    Purchase and Sale of Assets.

(a)    Purchased Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Veru shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Veru, all of Veru’s right, title and interest in, to and under the Purchased Assets free and clear of all Encumbrances other than Permitted Encumbrances. The “Purchased Assets” shall mean all of the assets, properties, and rights of every kind and nature, whether real, personal, mixed, tangible or intangible (including goodwill) wherever located as they exist on the Closing Date which Relate To the Business (or such other standard applicable to such type of asset set forth in clauses (i) – (xiii) below), including the following assets, properties and rights of Veru as they exist on the Closing Date and in all cases expressly excluding the Excluded Assets:

(i)    all accounts receivable, notes receivable, and other receivables (whether or not current and including any amounts received by Veru in connection therewith after the Closing but excluding the Excluded Scheduled Receivables) Related To the Business (collectively, the “Receivables”);

(ii)    all raw materials, work-in-process, finished goods, other inventory, and related parts and supplies, in each case including all packaging, labels, and other similar items, Related To the Products or Business (collectively, “Inventory”);

(iii)    the rights under the Contracts set forth in Schedule 2.02(a)(iii) (“Assumed Business Contracts”), including all claims or causes of action with respect to the Assumed Business Contracts;

(iv)    all Transferred Business Intellectual Property (including the right to register, prosecute, maintain or record any of such Intellectual Property Rights with any Governmental Authority and the right to all past and future income, royalties, damages and payments due with respect to such Intellectual Property Rights, including rights to damages and payments for past, present or future infringements or misappropriations thereof, as well as all goodwill associated with such Intellectual Property Rights) and Transferred Business Technology;

(v)    all of Veru’s rights in all licenses, permits, approvals, authorizations, registrations and certifications of any Governmental Authority issued to or held by Veru Related To the Business;

(vi)    all tangible personal property of any type or nature (other than Inventory and Transferred Business Technology), including all plant, machinery, equipment, supplies, spare parts, tools, leasehold improvements, furniture, furnishings, computer hardware and vehicles, in each case Related To the Business (“Other Transferred Tangible Property”) (together with the Transferred Business Technology and Inventory, the “Transferred Tangible Assets”);

(vii)    all books and records, including the Regulatory Documentation and any other information, files, invoices, correspondence, records (including billing records), sales and promotional literature, manuals, customer and suppler correspondence, data, plans and reports, including customer, supplier, distribution, price and mailing lists, copies of Tax Returns, and all accounting or other books and records in whatever media retained or stored by Veru that exclusively relate to the Business, the Products, the Portal or the Purchased Assets and those described on Schedule 2.02(a)(vii) (collectively, “Books and Records”);

(viii)    all guaranties, warranties, indemnities and similar rights in favor of Veru related to any item listed in (i) through (vii) above;

(ix)    all contractual rights of Veru to enforce any confidentiality, non-disclosure, non-competition, non-solicitation, or other restrictive covenants in favor of, or similar obligations owed to, Veru Related To the Business;

(x)    all insurance and warranty benefits and proceeds received after the Closing Date with respect to damage, non-conformance of, or loss to the Purchased Assets or with respect to the Purchased Assets or the Assumed Liabilities;

(xi)    all prepaid expenses, credits, advance payments, security deposits, charges, sums, and fees relating to the Purchased Assets, including those set forth on Schedule 2.02(a)(xi);

(xii)    all rights to the claims, counterclaims, credits, causes of action, rights of recovery, rights of setoff or similar rights related to any item listed in (i) through (xi) above, whether arising out of actions or conditions occurring prior to, on or after the Effective Time; and

(xiii)    all goodwill and the going concern value of the Business.

Notwithstanding anything in this Agreement to the contrary and for clarity, this Section 2.02(a) shall be deemed to cover and include any assets of any type covered by a breach of the final sentence in Section 3.20(a).

(b)    Excluded Assets. Buyer understands and agrees that all assets of Veru that are not covered under Section 2.02(a) (collectively, the “Excluded Assets”) shall be excluded from the Purchased Assets and shall be retained by Veru. For the avoidance of doubt, the Excluded Assets shall include the following:

(i)    except as otherwise provided in this Agreement or any other Transaction Document, all rights to receive any administrative and corporate (overhead, shared and other) services and benefits of any kind provided to the Business by Veru, either directly or indirectly through third party service providers;

(ii)    all Intellectual Property of Veru other than the Transferred Business Intellectual Property and Transferred Business Technology (including all corporate and trade names of Veru (including, but not limited to the name, label, logo and mark of “Veru” and any variation or derivation thereof), and all Uniform Resource Locators (or URLs), websites, social media accounts and internet domain names in each case consisting of such names);

(iii)    all rights of Veru under this Agreement, the Transaction Documents and any other documents, instruments or certificates executed in connection with this Agreement and the transactions contemplated hereby;

(iv)    all assets of Veru Related To Veru’s biopharmaceutical, pharmaceutical and drug businesses other than the Purchased Assets;

(v)    all tangible personal property of Veru other than the (a) Inventory, (b) Transferred Business Technology, and (c) all Other Transferred Tangible Property that is not listed specifically in Schedule 2.02(b)(v)(c);

(vi)    information technology system tangible and related tangible assets (including computers, servers and related hardware and software) of Veru other than the (a) Inventory, (b) Transferred Business Technology, and (c) all Other Transferred Tangible Property that is not listed specifically in Schedule 2.02(b)(vi)(c);

(vii)    all cash or cash equivalents, government securities, or investment securities of either Seller (including any related accounts with banks, brokerages, or other similar Persons);

(viii)    each Contract of Veru (and rights thereunder) that is not an Assumed Business Contract (any such Contract, an “Excluded Business Contract”);

(ix)    all insurance policies of Veru and all rights, claims or causes of action of Veru of every nature arising under such insurance policies (other than any items covered under Section 2.02(a)(x));

(x)    the Excluded Scheduled Receivables;

(xi)    all licenses, permits, approvals, authorizations, registrations and certifications of any Governmental Authority that are not included in the Purchased Assets;

(xii)    all Business Benefit Plans of Veru (including any Contracts related thereto) and all assets held with respect to the Business Benefit Plans of Veru;

(xiii)    other than Books and Records in the Purchased Assets, all Books and Records and other protected business information of Veru, including Veru’s Organizational Documents, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, Tax Returns and Books and Records relating to Veru’s Tax Returns or otherwise relating to Tax matters of Veru, for all periods and other documents relating to the organization, maintenance, and existence of Veru as a corporation or other form of legal entity;

(xiv)    all confidentiality or other agreements of Veru relating to the potential sale of the Business;

(xv)    all Tax assets (including net operating loss carryforwards and duty and Tax refunds and prepayments) of Veru;

(xvi)    all rights, privileges and claims under any insurance policy, program or arrangement (including, for the avoidance of doubt, under any worker’s compensation policy, program or arrangement);

(xvii)    all rights, claims and credits to the extent arising out of or relating to any Excluded Asset or any Excluded Liability, including claims in bankruptcy, and any such items arising under guarantees, warranties, offsets, indemnities and all other intangible property rights or claims and similar rights in favor of Veru to the extent arising out of or relating to any Excluded Asset or any Excluded Liability;

(xviii)    the lease agreement for Veru’s corporate headquarters in Miami, Florida (the “Excluded Lease”);

(xix)    any attorney-client privilege or other legally recognized privilege, or any product of or documentation relating to due diligence conducted by or for the Business Entities, to the extent relating to Veru, the Purchased Assets, the Assumed Liabilities or the operation of the Business prior to the Closing; and

(xx)    the assets specifically identified in Schedule 2.02(b)(xx).

2.03.         Liabilities.

(a)    Assumed Liabilities. At the Closing, subject to the terms and conditions of this Agreement and as partial consideration for the purchase of the Purchased Assets, Buyer shall assume and agree to pay, perform and discharge as and when due, the following, and only the following, Liabilities of Veru: (a) all Liabilities included in the Closing Working Capital (as finally determined pursuant to Section 2.08(a) of this Agreement); and (b) all Liabilities arising after the Closing under the Assumed Business Contracts, to the extent (and only to the extent) that such Liabilities (i) first arise or accrue after the Closing and relate to the period after the Closing, and (ii) do not arise as a result of any action, inaction, error, omission, breach, or default by Veru or any of its Affiliates (collectively, the “Assumed Liabilities”).

(b)    Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume and shall not be responsible to pay, perform or discharge any of, and Veru shall timely pay, perform, satisfy and discharge in accordance with their respective terms, the Liabilities of Veru (including any arising out of, relating to or otherwise in respect of the Business or the Purchased Assets prior to the Closing), including the following (collectively, the "Excluded Liabilities"):

(i)     any Liabilities relating to or arising out of the Excluded Assets;

(ii)    all Indebtedness of Veru and its Affiliates;

(iii)    any Liability for Indemnified Taxes;

(iv)    all Liabilities arising out of or relating to the Assumed Business Contracts that are not Assumed Liabilities, including any Liabilities associated with the McKesson Dispute;

(v)    all Liabilities arising out of or relating to any Proceeding (i) pending at the Effective Time or (ii) initiated after the Effective Time to the extent relating to Veru's ownership of the Purchased Assets or the operation or conduct of the Business prior to the Effective Time, and all Liabilities arising out of or relating to Claims relating to the bankruptcy of The Pill Club Holdings, Inc.;

(vi)    all Liabilities resulting from any products manufactured or sold with respect to the Business, including the Products, prior to Closing, including any product liability claim or recall;

(vii)    any Liabilities of Veru relating to the conduct or operation of any business of Veru other than the Business;

(viii)    any Liabilities of Veru arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers, brokers, investment bankers and others; and

(ix)    any Liabilities of Veru with respect to (A) any employees or former employees of Veru (including, for the avoidance of doubt, any change of control bonus or severance obligations of Veru with respect to employees or former employees of Veru) and (B) the Business Benefit Plans.

2.04.    Consideration.

(a)    At the Closing, Buyer shall (i) pay to Sellers, by wire transfer of immediately available funds, an aggregate amount (the “Estimated Closing Consideration”) equal to (A) $18,000,000 (the “Purchase Price”), plus (B) the Estimated Cash, minus (C) the Estimated Working Capital Deficit, if any, minus (D) the Estimated Indebtedness Amount, minus (E) the Seller R&W Contribution, minus (F) the Retention Escrow Amount, minus (G) the Adjustment Escrow, minus, (H) the Estimated Pre-Closing Taxes Amount, minus (I) the payoff amount specified in the SWK Payoff Letter (which shall be paid by Buyer to SWK on behalf of Sellers the payoff amount specified in the SWK Payoff Letter), minus (J) $22,438, which the parties agree is the portion of the UK Stamp Tax for which Seller is responsible at Closing pursuant to Section 5.06, minus (K) $11,182 in respect of the McKesson Dispute; and (ii) assume the Assumed Liabilities. The Estimated Closing Consideration shall be adjusted as set forth in Section 2.08.

(b)    Following the Closing until the determination of the Final Closing Consideration pursuant to Section 2.08, upon receipt by the Buyer or any of its Affiliates of payment for any outstanding Receivables, Buyer shall immediately cause payment to the Sellers, by wire transfer of immediately available funds, of the amount of such payment of outstanding Receivables until an aggregate amount equal to the Estimated Working Capital Excess has been paid to Sellers from such payments of outstanding Receivables. Upon the determination of the Final Closing Consideration pursuant to Section 2.08, any part of the Estimated Working Capital Excess which has not been paid to Sellers pursuant to this Section shall be taken into account as provided in Section 2.08.

2.05.    Closing. The closing of the transactions contemplated by this Agreement (“Closing”) shall take place via the remote exchange of documents and signature pages on the date hereof (the “Closing Date”). The Closing shall be deemed to be effective as of the Effective Time.

2.06.    Certain Payments and Deliverables at Closing.

(a)    Sellers shall deliver (or caused to be delivered) to Buyer the following items at or prior to the Closing:

(i)    certificates evidencing the Stock, duly endorsed in blank or accompanied by stock powers or other written instruments of transfer reasonably acceptable to Buyer, or if such certificates are not then available, affidavits of loss in lieu thereof;

(ii)    a bill of sale, in the form attached as Exhibit C hereto (the “Bill of Sale”), duly executed by Veru;

(iii)    an assignment and assumption agreement, in the form attached as Exhibit D hereto (the “Assignment and Assumption Agreement”), duly executed by Veru;

(iv)    a transition services agreement, in the form attached as Exhibit E hereto (the “Transition Services Agreement”), duly executed by Veru;

(v)    assignments, in recordable form satisfactory to Buyer, of all Acquired Registered Business IPR, duly executed by Veru;

(vi)    a certified copy of the resolutions adopted by the Board of Directors of Veru authorizing: (A) the sale by Sellers of the Stock, (B) the sale by Veru of the Purchased Assets, (C) the execution, delivery and performance of this Agreement by Sellers and consummation of the transactions contemplated hereunder, and (D) the execution, delivery and performance by Sellers of all Transaction Documents that are to be executed, delivered and performed by Sellers;

(vii)    a certified copy of the resolutions adopted by the directors of Limited authorizing: (A) the sale by Limited of the Stock to be sold by Limited, (B) the execution, delivery and performance of this Agreement by Limited and consummation of the transactions contemplated hereunder, and (C) the execution, delivery and performance by Limited of all Transaction Documents that are to be executed, delivered and performed by Limited;

(viii)    a payoff letter in form and substance mutually agreeable to the Parties with respect to all amounts owed by Veru under the SWK Royalty Agreement (the “SWK Payoff Letter”);

(ix)    the Escrow Agreement, duly executed by Veru;

(x)    a properly executed IRS Form W-9 or appropriate series of IRS Form W-8 (together with any attachments) of each Seller;

(xi)    releases of all Encumbrances on any of the Purchased Assets (or a commitment by the applicable lender to release upon receipt of amounts due, as stated in any applicable payoff statement or instruction); and

(xii)    the Transferred Tangible Assets.

(b)    Buyer shall deliver (or caused to be delivered) to Sellers the following items at or prior to the Closing:

(i)    the Bill of Sale, duly executed by Buyer;

(ii)    the Assignment and Assumption Agreement, duly executed by Buyer;

(iii)    the Transition Services Agreement, duly executed by Buyer;

(iv)    the Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(v)    the UK Transfer Documentation, in a form reasonably acceptable to Buyer; and

(vi)    a certified copy of the resolutions adopted by the Board of Directors of Buyer authorizing: (A) the purchase from Sellers of the Stock, (B) the purchase of the Purchased Assets from Veru, (C) the execution, delivery and performance of this Agreement by Buyer and consummation of the transactions contemplated hereunder, and (D) the execution, delivery and performance by Buyer of all Transaction Documents that are to be executed, delivered and performed by Buyer.

(c)    Buyer shall pay or cause to be paid by wire transfer of immediately available funds, on behalf of Seller, the Estimated Indebtedness Amount, to each of payees thereof for whom Seller has provided a payoff letter to Buyer prior to the Closing Date.

(d)    Buyer shall deposit with the Escrow Agent the Adjustment Escrow Amount to be held in the Adjustment Escrow Account.

(e)    Buyer shall deposit with the Escrow Agent the Retention Escrow Amount to be held in the Retention Escrow Account.

(f)    Buyer will deliver or cause to be delivered to Sellers by wire transfer of immediately available funds at the Closing, to one or more accounts previously specified in writing by Sellers to Buyer, cash equal to the Estimated Closing Consideration as provided in Section 2.04.

2.07.    Closing Estimates. No later than three (3) Business Days prior to the Closing Date, Sellers shall cause to be prepared and delivered to Buyer the Estimated Closing Statement. The Estimated Closing Statement will be prepared in the form and manner, and on a basis consistent with the Accounting Principles. Seller shall reasonably consider any comments or suggestions made by Buyer on the Estimated Closing Statement.

2.08.    Purchase Price Adjustment.

(a)    Post-Closing Statement. Within 90 days following the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth Buyer’s calculation of (i) Net Working Capital as of immediately prior to the Closing (the “Closing Working Capital”), (ii) Cash and Cash Equivalents as immediately prior to the Closing (the “Closing Cash”), provided that the amount of Closing Cash shall not exceed $1,274,056, (iii) aggregate amount of Indebtedness of the Business Subsidiaries unpaid as of immediately prior to the Closing (the ”Closing Indebtedness Amount”), and (iv) an updated estimate of the amount of Pre-Closing Taxes (the “Final Pre-Closing Taxes Amount”). It is the intent of the parties that in calculating and determining Closing Working Capital (and the components thereof) under this Section 2.08, none of the parties nor the Arbitrating Accountant shall be permitted to (x) include balance sheet line items or accounts that are different from those included on Schedule 1-4 or (y) make any changes or modifications to the accounting principles, policies, practices, assumptions, procedures, elections, categorizations and methods (including those relating to the nature of accounts and inclusion of balance sheet line items and the level of reserves and/or accruals, any calculations or estimations thereof or any adjustments thereto, and/or any determinations of applicable foreign exchange conversion rates) that were used in the calculation of the Target Working Capital.

(b)    Disputes. Seller may dispute the amounts reflected on the Closing Statement. If Seller so disputes all or any portion of the Closing Statement, Seller shall notify Buyer of such disputes in writing, setting forth in reasonable detail the particulars of such disputes and including a revised version of the Closing Statement reflecting all such disputed amounts (the “Dispute Notice”), within 30 days of its receipt of the Closing Statement. In the event that Seller does not provide a Dispute Notice within such 30‑day period, Seller shall be deemed to have accepted the Closing Statement in its entirety, which shall be final, binding and conclusive for all purposes hereunder. In the event any such Dispute Notice is provided within such 30‑day period, Buyer and Sellers shall use commercially reasonable efforts for a period of 15 days (or such longer period as they may mutually agree in writing) to negotiate and resolve any disputes by Seller set forth in the Dispute Notice. If, at the end of the 15‑day period, Buyer and Sellers do not resolve any such disputes, then Buyer and Sellers shall engage a nationally recognized firm of independent certified public accountants as to which the Sellers and Buyer mutually agree (such consent or agreement not to be unreasonably withheld), to resolve such disputes (the “Arbitrating Accountant”). The Arbitrating Accountant shall be provided with (i) a copy of this Agreement, (ii) the Closing Statement and related supporting detail prepared by Buyers and delivered to Seller, (iii) the Dispute Notice and any supporting detail accompanying such Dispute Notice prepared by Seller, and (iv) any information requested by the Arbitrating Accountant as necessary or appropriate in resolving such dispute. When acting pursuant to this Section 2.08(b), the Arbitrating Accountant shall determine, using the Accounting Principles and following the requirements of Section 2.08(a) whether and to what extent, if any, Buyers' calculations on the Closing Statement requires adjustment. The Arbitrating Accountant shall address only those issues in dispute pursuant to this Section, may not assign a value to any item greater than the greatest value for such item claimed by a Party or less than the smallest value for such item claimed by a Party, and may not apply any accounting methods, treatments, principles or procedures other than the Accounting Principles. Within 30 days following appointment, the Arbitrating Accountant shall deliver its determination of the Closing Statement calculated in accordance with the terms of this Agreement and setting forth its resolution of the disputes. The Arbitrating Accountant shall also apportion its fees and expenses between Sellers, on the one hand, and Buyer, on the other hand, in proportion to the difference between the relative position of each Party and the Arbitrating Accountant's ultimate determination with respect to the amounts in the Closing Statement. The decision and award of the Arbitrating Accountant, including the apportionment of its fees, shall be final and binding on the parties and shall be subject to confirmation and entry of judgment in accordance with applicable Law. In no event shall the Arbitrating Accountant award either Party consequential, incidental or punitive damages.

(c)    Determinations; Adjustments.

(i)    Upon the determination of the amount of Closing Cash, Closing Indebtedness Amount, Closing Working Capital (including the amount of the Closing Working Capital Excess or Closing Working Capital Deficit (if any)) and the Final Pre-Closing Taxes Amount, pursuant to this Section 2.08, the parties shall recalculate the Estimated Closing Consideration based on such amounts (such amount, the “Final Closing Consideration”).

(ii)    If the Final Closing Consideration is greater than the Estimated Closing Consideration taking into account any part of the Estimated Working Capital Excess which has not previously been paid by Buyer (such excess, if any, the “Positive Adjustment Amount”), then within two (2) Business Days after such determination (A) the Positive Adjustment Amount shall be paid by or on behalf of the Buyer to Veru by wire transfer of immediately available funds to an account designated by Veru and (B) the Buyer and the Seller shall jointly instruct the Escrow Agent to pay the balance of the Adjustment Escrow Account to the Seller by wire transfer of immediately available funds to an account designated by the Seller.

(iii)    If the Final Closing Consideration is less than the Estimated Closing Consideration taking into account any part of the Estimated Working Capital Excess which has not previously been paid by Buyer (such deficit, if any, the “Negative Adjustment Amount”), then within two (2) Business Days after such determination (A) the Buyer and the Seller shall jointly instruct the Escrow Agent to pay the Negative Adjustment Amount to the Buyer by wire transfer of immediately available funds to an account designated by the Buyer, and (B) any amounts remaining in the Adjustment Escrow Account following the payment specified in clause (A) shall be paid by the Escrow Agent to the Seller by wire transfer of immediately available funds to an account designated by the Seller. To the extent the Negative Adjustment Amount exceeds the Adjustment Escrow Amount, Seller shall pay such amounts by wire transfer of immediately available funds to an account designated by Buyer.

(d)    Payments. Any payment made under this Section 2.08, to the maximum extent permitted by applicable Law, shall be treated for all Tax purposes as an adjustment to the Final Closing Consideration.

2.09.    Purchase Price Allocation.

(a)    The Purchase Price shall be allocated between the Sellers in the percentages and amounts as provided on Schedule 2.09.

(b)    The parties shall allocate the consideration paid hereunder with respect to the purchase and sale of the Purchased Assets by Buyer from Veru (including taking into account the Assumed Liabilities to the extent required by applicable Law) among the Purchased Assets using the methodology set forth on Schedule 2.09.

(c)    Unless otherwise required by applicable Law, Buyer and Sellers agree to utilize such values set forth in this Section 2.09 and on Schedule 2.09 for all Tax purposes, including for purposes of filing applicable Tax Returns with applicable Governmental Authorities. None of the parties will voluntarily take any position inconsistent therewith upon examination of any such Tax Return, in any action or proceeding or otherwise with respect to such Tax Returns. The parties each agree to provide the other promptly with any other information required to complete such Tax Returns.

2.10.    Non-Assignable Assets.

(a)    Notwithstanding anything to the contrary in this Agreement, but subject to the remaining provisions of this Section 2.10, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery to Buyer of any asset, property, or right included in the Purchased Asset (including those on Schedule 2.10) would require the consent or authorization of a Person who is not a party to this Agreement (including any Governmental Authority) and such consent or authorization shall not have been obtained prior to the Closing (each such asset, property or right, a “Non-Assignable Asset”), this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery of such Non-Assignable Asset, unless and until such consent or authorization has been obtained or Buyer has notified Sellers expressly in writing that any such Non-Assignable Asset should be transferred or assigned hereunder notwithstanding the absence of such consent; provided that this Section 2.10(a) shall not affect whether any asset, property or right shall be deemed to be a Purchased Asset for any other purpose under this Agreement.

(b)    Following Closing, Sellers and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any consents or authorizations required to transfer and assign to Buyer all Non-Assignable Assets. Prior to such time that any such authorization or consent is obtained for a Non-Assignable Asset, Sellers and Buyer shall use commercially reasonable efforts to enter into such lawful and reasonable arrangements (such as subleasing, sublicensing or subcontracting) to provide the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Non-Assignable Asset to Buyer as of the Effective Time and the performance by Buyer of its obligations with respect thereto. Without limiting the generality of the foregoing, prior to such time that any authorization or consent required to transfer and assign to Buyer a Non-Assignable Asset is obtained, (i) Sellers shall (a) promptly pay or cause to be paid to Buyer all monies due to or received by Sellers with respect to any such Non-Assignable Asset and (b) enforce, at the written request and at the sole expense of Buyer, any rights of Sellers arising with respect thereto, and (ii) to the extent Buyer receives the benefit of any such Non-Assignable Asset, Buyer shall perform and discharge on behalf of Sellers all of Sellers' covenants and obligations incurred after the Closing with respect to any such Non-Assignable Asset, if any (other than any Liabilities to the extent arising in connection with the breach, nonperformance or defective performance by Sellers of any Contract, which are deemed Excluded Liabilities), thereunder relating to the period following the Effective Time, in accordance with the provisions thereof.

(c)    Once any consent or authorization required to assign and transfer a Non-Assignable Asset is obtained, Sellers shall and hereby do sell, assign, transfer, convey and deliver to Buyer the applicable Non-Assignable Asset to which such consent or authorization relates for no additional consideration.

(d)    From time to time following the Closing, Sellers and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases, acquittances and other instruments, and shall take such further actions, as may be necessary or appropriate to transfer fully to, and vest in, Buyer and each of its successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement and to assure fully to Sellers and its Affiliates and each of their respective successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Buyer under this Agreement, and to otherwise make effective the transactions contemplated hereby (including transferring to Buyer any asset or liability contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which was erroneously or inadvertently not transferred to Buyer at the Closing).

(e)    Transfer and delivery of the Transferred Business Technology shall include physical or electronic delivery of all Transferred Business Technology, including delivery or production of appropriate documentation thereof as reasonably requested by Buyer to facilitate the transfer and operation of the Business. To the extent reasonably practicable, all Transferred Business Technology to be delivered hereunder shall be delivered by electronic means in a manner specified by Buyer. Neither Veru nor any of its Affiliates shall retain in its possession or control any Transferred Business Technology or any copy thereof or any tangible Purchased Assets (except as may be necessary in connection with the performance of its obligations under this Agreement or any of the other Transaction Documents).

2.11.    Withholding Taxes. Buyer and its Affiliates and any other withholding agent shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign Tax Law. Buyer and its Affiliates shall use commercially reasonable efforts to provide Sellers with advance notice of any anticipated withholding (which notice shall provide in reasonable detail the authority, basis and method of calculation for the proposed deduction or withholding) and to cooperate with Sellers to obtain any reduction of or relief from any deduction or withholding from any consideration payable to Sellers hereunder. To the extent such amounts are so deducted or withheld, such amounts shall be timely and properly remitted to the applicable Governmental Authority, shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent that such amounts are not so deducted and withheld, such Person shall indemnify the applicable withholding agent for any amounts imposed by a Governmental Authority, together with any related Losses.

3.         Representations and Warranties of Sellers. Sellers hereby jointly and severally make to Buyer the representations and warranties contained in this Section 3 as of the date hereof (unless another date is so indicated, then only as of such date). Such representations and warranties shall be subject to the exceptions set forth in the disclosure schedules delivered by Sellers to Buyer, dated as of the date of this Agreement (the “Schedules”).

3.01.    Organization. Veru is duly incorporated, validly existing and in current status under the Laws of the State of Wisconsin. Limited has been duly incorporated and is validly existing under the Laws of England and Wales. Each Seller has all necessary corporate or other organizational power to carry on the Business as now conducted and to own or lease the properties and assets it now owns or leases. FHC UK has been duly incorporated and is validly existing under the Laws of England and Wales. FHC Malaysia has been duly incorporated and is validly existing under the Laws of Malaysia. Each Business Subsidiary has all necessary corporate or other organizational power to carry on the Business as now conducted and to own or lease the properties and assets it now owns or leases. Each Seller is duly licensed and qualified to do business in and (to the extent such concept is applicable in the relevant jurisdiction) is in good standing under the Laws of each state or other jurisdiction where the failure to do so would not have, individually or in the aggregate, a Business Material Adverse Effect. Each Business Subsidiary is duly licensed and qualified to do business in and (to the extent such concept is applicable in the relevant jurisdiction) is in good standing under the Laws of each country or other jurisdiction where the failure to do so would not have, individually or in the aggregate, a Business Material Adverse Effect.

3.02.    Authorization of Agreement; No Violation.

(a)    Each Seller has all requisite corporate power and authority to execute and deliver this Agreement. Each Business Entity has all requisite corporate power and authority to execute and deliver the other Transaction Documents to which it is a party and to consummate the transactions provided for herein and therein. The execution and delivery of this Agreement by each Seller and the other Transaction Documents to be executed and delivered by each Seller and the performance by each Seller of the obligations to be performed hereunder and thereunder have been duly authorized by all requisite corporate action. The execution and delivery of the other Transaction Documents to be executed and delivered by each Business Subsidiary and the performance by each Business Subsidiary of the obligations to be performed hereunder and thereunder have been duly authorized by all requisite corporate action. This Agreement is, and each other Transaction Documents to be executed by each Seller or Business Subsidiary signatory will be when so executed, a valid and binding obligation of each such Seller or Business Subsidiary, as applicable, enforceable in accordance with its respective terms, except that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors rights generally and by general equitable principles (the “Bankruptcy and Equity Exception”).

(b)    Except as set forth on Schedule 3.02 (the “Consent Schedule”), the execution and delivery of this Agreement and the other Transaction Documents to be executed and delivered by each Seller or Business Subsidiary, as applicable, and the consummation of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the passage of time, violate, conflict with, result in or constitute a breach, default, right to accelerate or loss of rights under, or result in the creation of any Encumbrance pursuant to, the terms or conditions of such Seller's Organizational Documents or Business Subsidiary’s Organizational Documents, as applicable, any Legal Requirement or any mortgage, lease, franchise, license, Contract, agreement and/or instrument to which such Seller or any of its Subsidiaries is a party or by which such Seller or any of its Subsidiaries is bound.

3.03.    Capitalization of Business Subsidiaries.

(a)    The authorized, issued and outstanding capital stock or other equity interests of each Business Subsidiary is as set forth on Schedule 3.03(a). All of the issued and outstanding capital stock or other equity interests of each Business Subsidiary (including the Stock) is duly authorized, validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which either Seller or any Business Subsidiary is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any equity interests of any Business Subsidiary, nor is either Seller or any Business Subsidiary committed to issue any such option, warrant, right of any type or security or to enter into any such agreement, arrangement or commitment. There are no agreements or understandings to which either Seller or any Business Subsidiary is a party with respect to the voting of any equity interests of any Business Subsidiary or which restrict the transfer of any such equity interests. There are no outstanding contractual obligations of either Seller or any Business Subsidiary to repurchase, redeem or otherwise acquire any equity interests of any Business Subsidiary.

(b)    Except as set forth on Schedule 3.03(b) and except for any Business Subsidiary that is a Subsidiary of another Business Subsidiary, none of the Business Subsidiaries controls, directly or indirectly, or has any direct or indirect equity participation or investment in, any corporation, limited liability company, unlimited liability company, partnership, trust or other business association (other than in a money market or other mutual fund or other short-term investment).

(c)    Sellers legally and beneficially own all of the Stock. FHC UK owns of record and beneficially all of the Malaysia Stock. The Stock is, and when delivered by Limited to Buyer at the Closing pursuant to this Agreement, will be, free and clear of any and all Encumbrances, other than applicable restrictions on the transfer of securities under securities Laws and Encumbrances arising from acts of Buyer from and after the Closing Date. The Malaysia Stock is, and at the Closing will be, free and clear of any and all Encumbrances, other than applicable restrictions on the transfer of securities under securities Laws and Encumbrances arising from acts of Buyer from and after the Closing Date.

3.04.    Consents and Approvals. Except as set forth on the Consent Schedule, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority, and no consent, notice, approval or authorization of, or declaration, filing or registration with, any other Person is required in connection with either Seller's and its Subsidiaries' sale, transfer and assignment of the Purchased Assets to Buyer, or continued conduct of the Business, and the execution and delivery of this Agreement and the other Transaction Documents to be executed and delivered by such Seller and/or the consummation or performance of any of the transactions contemplated hereby or thereby.

3.05.    Financial Statements.

(a)    True, correct and complete copies of (i) the unaudited consolidated balance sheet of the Business as of September 30, 2024 and 2023 and the related unaudited consolidated statements of operations and cash flows of the Business for the years then ended (the balance sheet as of September 30, 2024 is referred to herein as the “Balance Sheet”) and the related unaudited consolidated statements of operations and cash flows of the Business for the period then ended (the “Financial Statements”) are attached hereto as Schedule 3.05(a). The Financial Statements have been prepared from the books and records of Sellers and in all material respects in accordance with GAAP applied on a consistent basis for all periods represented by the Financial Statements, except that the Financial Statements do not include footnotes that may be required under GAAP. Subject to Section 3.05(b), (i) the statements of operations included in the Financial Statements present fairly in all material respects the consolidated results of operations of the Business on a pro forma stand-alone basis for the periods covered thereby, and (ii) the balance sheets included in the Financial Statements present fairly in all material respects the consolidated financial condition of the Business as of its date, less the Excluded Assets and the Excluded Liabilities. The Business Entities' books and records are complete and correct and accurately reflect all of the assets, Liabilities, transactions, and results of operations of the Business in all material respects.

(b)    Section 3.05(a) is qualified by the fact that the Business Subsidiaries and the Purchased Assets comprising the Business have not operated as a separate “stand-alone” entity within Veru. As a result, the Financial Statements have been prepared (i) as pro-forma adjusted consolidated financial statements to provide Sellers' commercially reasonable estimate of the consolidated results of operations of the Business on a stand-alone basis and (ii) by the elimination of common expenses or the normalization of items, other than the Purchased Assets and the Assumed Liabilities. Such allocations of charges and credits do not necessarily reflect the amounts that would have resulted from arms-length transactions or the actual costs that would be incurred if the Business operated as an independent enterprise.

(c)    All Receivables whether or not reflected on the Balance Sheet, or that have arisen since the date of the Balance Sheet, (i) represent, valid claims for bona fide, arms-length sales of goods and services actually made by the Business Entities in the ordinary course of business and (ii) are the valid and legally binding obligations of the parties obligated to pay such amounts. To Sellers' Knowledge, none of the Receivables is subject to any set off or counterclaim or is in dispute.

(d)    Except as set forth on Schedule 3.05(d), the Inventory is of a quality and quantity usable and saleable in the ordinary course of business consistent with past practices. The value at which the Business carries the Inventory on the Balance Sheet reflects its customary inventory valuation policy of stating inventory at the lower of cost (based on the first-in, first-out (FIFO) method) or market all in accordance with GAAP. The quantity of Inventory set forth on the Balance Sheet is sufficient and adequate for the conduct of the Business as it previously has been conducted.

(e)    Except as set forth on Schedule 3.05(e) or in the Financial Statements, there are no Liabilities of the Business, of either Seller related to the Business, or of Business Subsidiaries of any character or nature (whether or not required to be disclosed in accordance with GAAP), other than those that have been incurred in the ordinary course of business since June 30, 2024 and that are not material, individually or in the aggregate, to the Business, taken as a whole. Neither Seller is insolvent, nor will either Seller be rendered insolvent by any of the transactions contemplated herein. Except as set forth on Schedule 3.05(e), no Liability of the Business, of Seller Related To the Business or of Business Subsidiaries arises out of, relates to, is in the nature of or were caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law. Veru does not have any Indebtedness pursuant to the Paycheck Protection Program under Sec. 1102, et seq., of the CARES Act. There are no Liabilities of the Business Subsidiaries of any character or nature (whether or not required to be disclosed in accordance with GAAP) arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers, brokers, investment bankers and others.

(f)    Veru and its Subsidiaries maintain a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act of 1934) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Veru and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of Veru and its Subsidiaries are being made only in accordance with appropriate authorizations of Veru's management and its Board of Directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of Veru and its Subsidiaries.

3.06.    Absence of Changes. Except as set forth on Schedule 3.06, since October 1, 2023, (i) there has not been any Business Material Adverse Effect, and (ii) the Business has been operated only in the ordinary course of business consistent with past practices, except in connection with this Agreement and the other Transaction Documents and the discussions, negotiations, actions and transactions related hereto and thereto. Except as set forth on Schedule 3.06, since October 1, 2023:

(a)    no Business Entity has discharged or satisfied any Encumbrances or paid any material obligation or Liability, in each case relating to the Business, other than in the ordinary course of business, or cancelled, compromised, waived, or released any material right or claim;

(b)    no Business Entity has (i) sold, assigned, licensed, or transferred any of its assets Relating To the Business, except for sales in the ordinary course of business, (ii) mortgaged, pledged, or subjected any of its assets (including any Acquired Business Intellectual Property) to any Encumbrance that has not been satisfied or reserved, other than a Permitted Encumbrance, or (iii) sold, transferred or otherwise disposed of, leased, licensed, abandoned or allowed to enter the public domain, or otherwise distributed any Acquired Business Intellectual Property;

(c)    no Business Entity has sold, assigned, transferred, abandoned, or permitted to lapse any Permits relating to the Business;

(d)    no Business Entity has suffered any extraordinary loss, damage, destruction, or casualty loss or waived any rights of material value, whether or not covered by insurance and whether or not in the ordinary course of business;

(e)    no Business Subsidiary has commenced any Proceeding or binding dispute resolution process or settled or compromised any pending or threatened Proceeding;

(f)    no Business Entity changed the compensation payable or benefits provided to, or made any other material change in the employment terms for, any Business Employees, except as required by applicable Law or the terms of any Contract or employee benefit plan in existence on the date hereof and made available to Buyer;

(g)    no Business Subsidiary incurred, assumed, or guaranteed any Indebtedness of any third party;

(h)    no Business Entity has made or incurred any capital expenditures relating to the Business in excess of $25,000 in the aggregate;

(i)    no Business Subsidiary has made, rescinded, revoked or changed any material election with respect to Taxes, changed any Tax accounting period, adopted or changed any accounting method with respect to Taxes, filed any amended Tax Return, entered into an agreement with respect to Taxes with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code), surrendered any right to claim a refund for Taxes, or consented to an extension or waiver of the statute of limitations applicable to any Tax claim or assessment; or

(j)    no Business Subsidiary has entered into any other material transaction, other than in the ordinary course of business.

3.07.    Proceedings; Orders. Except as set forth on Schedule 3.07, (a) there is no claim, dispute, demand, complaint, action, cause of action, charge, inquiry, audit, notice of violation, litigation, citation, summons, subpoena, investigation, arbitration, lawsuit, hearing or other proceeding (each, a “Claim”), pending or, to Sellers' Knowledge, threatened against the Business Subsidiaries, (b) there are no Claims pending or, to Sellers' Knowledge, threatened against either Seller (or any of its Affiliates) affecting or in any way relating to the Business or the Purchased Assets, (c) there were no Claims involving the Purchased Assets, the Business Subsidiaries or the Business in the five years immediately prior to the date of this Agreement, and (d) there are no Orders affecting the Purchased Assets, the Business Subsidiaries or the Business.

3.08.    Taxes.

(a)    Each Seller (i) has timely filed (or will timely file) with the appropriate Governmental Authorities all Tax Returns required to be filed by it with respect to the Business and the Purchased Assets and (ii) has timely paid (or will timely pay) all Taxes it owes with respect to the Business and the Purchased Assets whether or not shown as payable on such Tax Returns. Each Business Subsidiary (i) has timely filed (or will timely file) with the appropriate Governmental Authorities all Tax Returns required to be filed by it and (ii) has timely paid (or will timely pay) all Taxes it owes whether or not shown as payable on such Tax Returns. All such Tax Returns filed by a Business Entity (in the case of a Seller, with respect to the Business or the Purchased Assets) are true and correct in all material respects. Each Business Entity (in the case of a Seller, with respect to the Business or the Purchased Assets) has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person, and each Business Entity (in the case of a Seller, with respect to the Business or the Purchased Assets) has complied in all material respects with all reporting and recordkeeping requirements in connection therewith. There are no Encumbrances (other than Encumbrances for Taxes not yet due and payable) for Taxes on any of the Purchased Assets.

(b)    There is no Proceeding or audit now pending against any Business Entity in respect of any Taxes or assessments (in the case of a Seller, with respect to the Business or the Purchased Assets), and no Business Entity has waived any applicable statute of limitations with respect to such Taxes or agreed to any extension of time with respect to such Taxes (in the case of a Seller, with respect to the Business or the Purchased Assets). To Seller's Knowledge, no claim has been made in writing by a Governmental Authority that a Business Entity may be subject to taxation (in the case of a Seller, with respect to the Business or the Purchased Assets) in a jurisdiction in which such Person is not currently filing Tax Returns.

(c)    [Intentionally omitted.]

(d)    None of the Business Entities is a party to or bound by any closing or other agreement or ruling with any Governmental Authority with respect to Taxes (in the case of a Seller, with respect to the Business or the Purchased Assets). There are no matters primarily relating to Taxes under discussion between any Governmental Authority and any of the Business Entities (in the case of a Seller, with respect to the Business or the Purchased Assets).

(e)    None of the Assumed Liabilities are or include, and no Business Entity (in the case of a Seller, with respect to the Business or the Purchased Assets) nor any of its Affiliates is a party to, a Tax sharing, Tax allocation or similar arrangement (including indemnity arrangements), pursuant to which Buyer or any of its Affiliates (including, after the Closing, the Business Subsidiaries) may have any obligations to make payments after the Closing (other than a commercial Contract entered into in the ordinary course of business the primary purpose of which is not a Tax matter).

(f)    There are no Tax Liabilities of any Business Entity (in the case of a Seller, with respect to the Business or the Purchased Assets) or its Affiliates that could result in Liability to Buyer as a transferee or successor or otherwise attach to any of the Purchased Assets.

(g)    Each Business Entity has, to the extent applicable, furnished properly completed exemption certificates and maintained all such records and supporting documents in respect of any sales and use Taxes (in the case of a Seller, Related To the Business and the Purchased Assets) in the manner required by applicable Law.

(h)    Each Business Subsidiary is treated as a foreign corporation for U.S. federal tax purposes.

(i)    None of the Business Subsidiaries has been intended to constitute either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 of the Code.

(j)    None of the Business Subsidiaries, nor any predecessor thereof has (A) ever been a member of an affiliated, consolidated, combined or unitary group for Tax purposes, (B) ever been a party to, or bound by, any Tax sharing, indemnification, reimbursement or allocation agreement (other than a commercial Contract entered into in the ordinary course of business the primary purpose of which is not a Tax matter), or owes any amount under any such agreement, (C) any potential liability for the Taxes of any person as a transferee or successor, by operation of Law, or by Contract (other than a commercial Contract entered into in the ordinary course of business the primary purpose of which is not a Tax matter), or (D) ever been a party to any joint venture, partnership or other agreement that was treated as a partnership for Tax purposes.

(k)    All transactions and agreements occurring prior to the Closing between the Business Entities and any related parties (in the case of a Seller, with respect to the Business or the Purchased Assets) were made on arm’s length terms.

(l)    No Business Subsidiary is a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “controlled foreign corporation” within the meaning of Section 957 of the Code.

(m)    Notwithstanding anything to the contrary in this Agreement, Sellers make no representations or warranties in respect of the existence, amount or usability of any tax attributes, including, without limitation, net operating losses, capital loss carryforwards, foreign tax credit carryforwards, research and development credits, asset bases and depreciation periods for taxable periods or portions thereof beginning after the Closing Date.

3.09.    Employee Benefit Plans.

(a)    Schedule 3.09(a) sets forth a true, correct, and complete list of every material employee benefit plan, within the meaning of section 3(3) of ERISA, currently maintained, sponsored or contributed to by either Seller or any ERISA Affiliates for the benefit of any Business Employee who performs services within the United States (the “U.S. Benefit Plans”). Except as set forth on Schedule 3.09(a), (i) each U.S. Benefit Plan intended to be qualified under section 401(a) of the Code has received a favorable determination or opinion letter from the IRS regarding its qualifications thereunder; (ii) each U.S. Benefit Plan has been administered in accordance with its terms and requirements of applicable Law; (iii) no U.S. Benefit Plan is subject to Title IV of ERISA or section 412 of the Code or is a “multiemployer plan,” as defined in section 3(37) of ERISA or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iv) no U.S. Benefit Plan provides for post-employment life or health insurance benefits for any participant or any beneficiary of a participant, except as may be required by part 6 of Subtitle B of Title 1 of ERISA or similar state, local or foreign Law; (v) since the date of the Balance Sheet, no U.S. Benefit Plan has been amended or modified in a manner that increases in any material amount the benefits payable pursuant to such U.S. Benefit Plan other than in the ordinary course of business or as required by applicable Law; and (vi) no actions or proceedings have been taken or instituted to terminate or wind-up a U.S. Benefit Plan. All of the U.S. Benefit Plans comply in form and in operation in all material respects with their terms, the applicable requirements of ERISA, the applicable requirements of the Code, and all applicable Laws.

(b)    Schedule 3.09(b) sets forth a list of every material benefit plan currently maintained, sponsored or contributed to by each Seller or any Subsidiary of either Seller for the benefit of any Business Employee who performs services outside the United States other than governmental plans or statutorily required plans (the “International Benefit Plans” and, collectively with the U.S. Benefit Plans, the “Business Benefit Plans”). With respect to each International Benefit Plan, except for such matters as would not have, individually or in the aggregate, a Business Material Adverse Effect: (i) each International Benefit Plan required to be registered has been registered and has been maintained in good standing (to the extent such concept exists in the relevant jurisdiction) with the appropriate regulatory authorities; (ii) each International Benefit Plan has been administered in accordance with its terms and applicable Law; (iii) since the date of the Balance Sheet, no International Benefit Plan has been amended or modified in a manner that increases in any material amount the benefits payable pursuant to such International Benefit Plan other than in the ordinary course of business or as required by applicable Law; (iv) no actions or proceedings have been taken or instituted to terminate or wind-up an International Benefit Plan; and (v) no International Benefit Plan provides for post-employment life or health insurance benefits for any participant or any beneficiary of a participant, except as may be required by applicable Law.

(c)    No litigation or other Claims (other than routine claims for benefits) is pending or, to Sellers' Knowledge, asserted, in each case against any of the Business Benefit Plans.

(d)    Each U.S. Benefit Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been administered and drafted or amended, in such a manner so that the additional tax described in Section 409A(1)(B) of the Code will not be assessed against any individual participating in any such non-qualified deferred compensation plan with respect to benefits due or accruing thereunder. There have been no “prohibited transactions” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any U.S. Benefit Plan.

(e)    Except as set forth in Schedule 3.09(e), the consummation of the transactions contemplated by this Agreement will not result in any Liability of any Business Entity for any payment to or other compensation or benefits of any current or former employee or director of any Business Entity, or the acceleration of payment, vesting or funding of any compensation or benefits of any Business Employee.

3.10.    Real Property. None of the Business Entities owns any real property. Except for the Excluded Lease, Schedule 3.10 sets forth a list of all real property (i) leased or possessed by any Business Subsidiary or (ii) leased or possessed by a Seller and used primarily in connection with the Business (collectively, the “Leased Real Property”). With respect to the items listed on Schedule 3.10 (each a “Lease”):

(a)    each Business Entity has a valid and enforceable leasehold interest to the leasehold estate in the Leased Real Property granted to such Business Entity pursuant to such Lease, subject to the Bankruptcy and Equity Exception;

(b)    no such Business Entity, nor, to Seller’s Knowledge, any other party to any lease relating to Leased Real Property, is in default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default under such Lease;

(c)    there are no Proceedings with respect to any Lease;

(d)    no such Business Entity, nor, to Seller’s Knowledge, any other party to a Lease, has subleased, licensed, or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;

(e)    to Seller’s Knowledge, no brokerage or leasing commissions or other compensation is or will be due or payable to any Person pursuant to any Contract entered into by a Business Entity with respect to or on account of any Lease or any extensions or renewals thereof;

(f)     no such Business Entity, nor, to Seller’s Knowledge, any other party to a Lease, is entitled to any concession, allowance, rebate, or refund with respect to any rent payable or paid under any Lease;

(g)    Sellers have made available to Buyer true, correct, and completed copies of each Lease (including all amendments thereto); and

(h)    no Business Entity has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Lease.

(i)    To Seller’s Knowledge, (i) there are no material structural, physical, or mechanical defects or other material adverse physical conditions affecting any of the Leased Real Property; (ii) all building systems and all improvements to, or which constitute a portion of, the Leased Real Property are structurally sound and in good operating condition and repair, ordinary wear and tear excepted; (iii) neither the whole nor any part of any of the Leased Real Property is subject to any pending or threatened Claim for condemnation or other taking by any Governmental Authority; (iv) the current uses of and existing structures located on the Leased Real Property are in compliance in all material respects with all applicable zoning and other land use or occupancy requirements, and all covenants, conditions, and agreements affecting the Leased Real Property; (v) the Business Entities, to the extent required by any applicable Law, are in possession of all certificates of occupancy with respect to the Leased Real Property issued by applicable Governmental Authorities; (vi) the Business Entities have all necessary access to and from the Leased Real Property as is reasonably adequate for the current operation thereof; (vii) no construction, alteration, or other leasehold improvement work with respect to the Leased Real Property remains to be paid for or performed by any party to such Lease except for any such work required by the parties thereunder as part of the maintenance, repair, and replacement obligations, including with respect to casualty damage; (viii) there is no occurrence, condition, change in Law, or issue with any of the Leased Real Property in existence, or anticipated by a Business Entity that would in any way cause any such Leased Real Property (including Buyer’s intended use thereof) to be in violation of any Law and/or thwart, prohibit, or otherwise materially interfere with Buyer’s intended use thereof; and (ix) all material mechanical and other systems located on any of the Leased Real Property are in an operating condition good for the use to which the same are put by a Business Entity in the current operation of the Business, ordinary wear and tear excepted, and no condition exists requiring material repairs, alterations or corrections, and no maintenance or repairs to the improvements or the mechanical or other systems located therein have been unreasonably deferred.

3.11.    Transferred Tangible Assets. Except as set forth on Schedule 3.11, each Business Entity has good title to, or a valid leasehold interest in or valid rights to use, all of the Transferred Tangible Assets, free and clear of any Encumbrances other than Permitted Encumbrances. All of the Transferred Tangible Assets are, in all material respects, in good operating condition (with due consideration for reasonable wear and tear and the age of each specific Transferred Tangible Assets). Notwithstanding anything to the contrary in this Section 3.11, this Section 3.11 does not cover Transferred Business Technology.

3.12.    Labor and Employment Matters.

(a)    Except as set forth on Schedule 3.12(a), the Business Entities are in compliance in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment and wages and hours, in each case, as they relate to the Business.

(b)    Except as set forth on Schedule 3.12(b), no Business Entity is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. No Business Entity is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization, nor is there pending or, to Sellers' Knowledge, threatened in writing, any labor strike, dispute, walkout, work stoppage, slow down or lockout related to any Business Employees, in each case, as they are Related To the Business.

3.13.    Material Contracts; Assumed Business Contracts.

(a)    Schedule 3.13(a) includes, as of the date of this Agreement, a true, complete and correct list of each of the following Contracts (y) to which any Business Subsidiary is a party or is bound or (z) to which either Seller is a party or is bound and which is Related To the Business or the Products or the Portal ((y) and (z) collectively, as listed or required to be listed below, the “Material Contracts”):

(i)    (y) any Contract with a Material Supplier or (z) any purchase and supply Contract with gross purchase volume relating to the Business in excess of $100,000 in fiscal year 2023 or 2024;

(ii)    (y) any Contract with a Material Customer or (z) any customer Contracts with gross purchase volume relating to the Business in excess of $100,000 in fiscal year 2023 or 2024;

(iii)    any distributor, original equipment manufacturer, contract manufacturer, reseller, value added reseller, sales agency or referral partner Contract;

(iv)    any material IP Contract (as well as any Contract for the development of the Portal);

(v)    any Contract that relates to a partnership, joint venture, joint marketing, joint development or similar arrangement with any other Person;

(vi)    any Contract that restricts any Business Entity from, or following the Closing would or would purport to restrict Buyer or any of its Affiliates from (1) engaging in any aspect of their respective businesses, (2) participating or competing in any line of business, market or geographic area, (3) freely setting prices for its products, services or technologies (including most favored customer pricing provisions), or (4) soliciting potential employees, independent contractors or other suppliers or customers;

(vii)    any Contract under which (i) any Business Entity grants or is bound by any exclusive rights, noncompetition rights, rights of refusal, rights of first negotiation or similar rights, or (ii) following the Closing, any Business Entity would or would purport to have Buyer or any of its Affiliates grant or be bound by, any incremental and new exclusive rights, noncompetition rights, rights of refusal, rights of first negotiation or similar rights;

(viii)    any Contract that following the Closing would or would purport to require Buyer or any of its Affiliates to grant any incremental and new Intellectual Property right or license;

(ix)    any Contract relating to the settlement or other resolution of any dispute or threatened claim (including any agreement under which any employment-related claim is settled);

(x)    any Contract that involves the sharing of profits or revenue with other Persons or the payment of royalties or referral fees to any other Person;

(xi)    any Contract that contains an earn-out, escrow or other similar contingent payment or obligations;

(xii)    any Contract between any Business Entity and any Governmental Authority, university, college other educational institution or research center;

(xiii)    any Contract for the advertisement or marketing of any Products;

(xiv)    any Contract with any provider of telehealth or online medical services;

(xv)    any Contract with a sole source supplier for any component related to the manufacture, testing, improvement, advertisement or sale of any Products;

(xvi)    any Contract between any Business Entity and any pharmacy or other entity that prescribes access to the Product;

(xvii)    each Assumed Business Contract;

(xviii)    any Contract between or among any of the Business Entities or any of their Affiliates; and

(xix)    any Contract that is not covered by the sub-sections (i) through (xviii) above that is otherwise material to the Business.

(b)    Each Material Contract, as of the date of this Agreement, is valid, binding and in full force and effect, enforceable in accordance with its terms, except as such may be limited by any applicable bankruptcy, reorganization, insolvency or similar Laws affecting the enforcement of creditor’s rights generally or by general principles of equity (whether considered at law or in equity). Neither any Business Entity nor, to the Seller’s Knowledge, any other party thereto, is in material default under any Material Contract and no written or oral notice of any claim of material default has been given to any Business Entity. No Business Entity has waived any of its material rights under any such Material Contract.

(c)    The Assumed Business Contracts constitute all Contracts to which Veru is a party that Relate To the Business. Except as set forth on Schedule 3.13, neither the Business nor any Assumed Business Contract has or includes an obligation to pay any Person any royalty, milestone payment or other amount based on or arising out of any sale or distribution of the Products.

3.14.    Intellectual Property.

(a)    Schedule 3.14(a)(i) contains a list of all of Acquired Business Intellectual Property that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority (“Acquired Registered Business IPR”), and, in respect of each such item of Acquired Registered Business IPR, including the current owner, the jurisdiction in which each item has been registered or filed and the applicable registration, application or serial number or similar identifier, the filing date, and applicable issuance, registration or grant date. With respect to each item of Acquired Registered Business IPR: all necessary registration, maintenance and renewal fees and taxes as of the Closing Date have been paid, and all necessary documents and certificates as of the Closing Date have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of registering, maintaining and renewing, as applicable, and maintaining in full force and effect, such Intellectual Property Rights; each such item is currently in compliance with formal legal requirements (including payment of filing fees); and each such item is not subject to any late unpaid registration, maintenance or renewal fees. Each item of Acquired Registered Business IPR is subsisting, valid and enforceable. The Transferred Marks include all Marks owned by, purported to be owned by, or held in the name of Veru or any of its Affiliates (other than the Business Subsidiaries) that as of the Closing Date are Related To the Business other than any Marks set forth in Schedule 3.14(a).

(b)    There are no Patents owned by, purported to be owned by, licensed to, or held in the name of Veru or any of its Affiliates that as of the Closing Date cover, or would be infringed by, the making, having made, use, sale, offer for sale, importation, or other exploitation of the Purchased Assets or the operation of the Business.

(c)    All Acquired Business Intellectual Property is exclusively owned by the Sellers or the Business Subsidiaries, free and clear of all Encumbrances other than Permitted Encumbrances, and no Acquired Business Intellectual Property has been exclusively licensed or granted to any other Person.

(d)    The operation of the Business has not, and is not currently, violating, diluting, infringing or misappropriating any Intellectual Property Rights of any other Person, and, to the Knowledge of Sellers, will not violate, dilute, infringe or misappropriate any Intellectual Property Rights of any other Person when conducted in substantially the same manner after the Closing Date, and has not constituted, and does not constitute, unfair competition or trade practices under the Laws of any jurisdiction. No Business Entity has received written notice from any Person (1) claiming the operation of the Business, or any Acquired Business Technology, the Portal or Product, violates, dilutes, infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does any Seller have Knowledge of any basis therefor) or (2) demanding or offering to license to any Business Entity any Intellectual Property Rights in connection with the Business. To the Knowledge of Sellers, no Person is violating, diluting, infringing or misappropriating any Acquired Business Intellectual Property. No Proceeding has been brought or threatened against any Person by any Business Entity alleging that a Person is violating, diluting, infringing, or misappropriating any Acquired Business Intellectual Property.

(e)    The Business Entities have taken commercially reasonable steps to maintain and protect the confidentiality of all Confidential Information (including trade secrets) included within the Acquired Business Intellectual Property. There has been no unauthorized use or disclosure of any such Confidential Information. No Business Entity, nor any other Person acting on behalf of any such entity, has disclosed, delivered or licensed to any escrow agent or other Person, agreed to disclose, deliver or license to any escrow agent or other Person, or permitted the disclosure, delivery or licensing to any escrow agent or other Person of, any source code for or used in any Product or the Portal, and no Business Entity has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available such source code to any escrow agent or other Person, including as a result of the consummation of this Agreement.

(f)    There are no forbearances to sue, consents, settlement agreements, judgments, orders or other legal or contractual obligations to which any Business Entity or any of its Affiliates is a party or are otherwise bound that (i) restrict the rights of such Business Entity to use, transfer, license or enforce any of the Acquired Business Intellectual Property; (ii) restrict the conduct of the Business in order to accommodate a third party's Intellectual Property; or (iii) grant any third party any right with respect to any Acquired Business Intellectual Property.

(g)    The applicable Business Entity exclusively owns, or has adequate, valid, and enforceable rights to, all Intellectual Property Related To the operation of the Business as conducted immediately prior to Closing.

(h)    Neither the execution, delivery or performance of this Agreement nor the consummation of the Transaction Documents, nor the assignment of the Assumed Business Contracts, will, with or without notice or lapse of time, result in: (i) a forfeiture, termination, restriction, loss of, change to or acceleration of any rights under, or Encumbrance on, any Acquired Business Intellectual Property or any IP Contract; (ii) a breach of or default under any IP Contract; (iii) a new or increased payment or new or increased royalty or an obligation to offer any discount or be bound by any “most favored pricing” terms under any IP Contract; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest in, under, or with respect to, any Intellectual Property Rights owned or controlled by Buyer or any of its Affiliates as of Closing.

(i)    No government funding, facilities or resources of a Governmental Authority, university, college, or other educational institution or research center was used in the development of any Acquired Business Intellectual Property and no Governmental Authority, university, college, or other educational institution or research center has any claim or right in or to any Acquired Business Intellectual Property. No Person who was involved in, or who contributed to, the creation or development of any Acquired Business Intellectual Property, has performed services for any Governmental Authority, university, college, or other educational institution or research center during a period of time during which such Person was also performing services for any Business Entity.

(j)    All employees and independent contractors (including consultants) that have participated in the development or creation of any of the Acquired Business Intellectual Property have executed valid, enforceable, and appropriate assignment agreements, pursuant to which each such employee or independent contractor has assigned to any Business Entity all of its rights in and to all Intellectual Property that relate to the Business and that were conceived, created, authored, or developed, in whole or in part, by such employee or independent contractor. No past or present employee or independent contractor of any Business Entity has any ownership interest, license, permission, or other right in or to any of the Acquired Business Intellectual Property.

(k)    During the five (5) years immediately preceding the Closing, all Personal Information collected, disclosed, or otherwise processed by any Business Entity in connection with the Business has been, and is being, collected, processed and disclosed in material compliance with applicable laws relating to privacy, data protection, and information security, including, to the extent applicable, the Data Protection Laws. With respect to the Business, no Business Entity has, nor, any third party acting on behalf of any Business Entity has, received any: (A) written or oral notice or complaint alleging non-compliance with any Data Protection Law; (B) written or oral claim for compensation for loss or unauthorized collection, processing or disclosure of Personal Information; or (C) written or oral notification of an application for rectification, erasure or destruction of Personal Information that is still outstanding. Each of the mechanism through which any Business Entity collects Personal Information in connection with the Business, including internet websites, owned or operated by or on behalf of any Business Entity maintains a publicly posted privacy statement or policy that accurately describes the Business Entity's practices with respect to the collection, processing, use and disclosure of Personal Information in connection with the Business as required to comply in all material respects with all applicable Data Protection Laws. Each Business Entity's privacy policies with respect to the Business conform in all material respects and at all times have conformed in all material respects to its own published and internal privacy policies, terms of use and guidelines related to information privacy and security, including with respect to the collection, processing, use, disposal, disclosure, maintenance and transmission of Personal Information at the time such policies, terms of use or guidelines were in effect.

(l)    All Products, the Portal and all Acquired Business Technology are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement, data corruption or erasure.

(m)    All Business Entities are in compliance with the terms and conditions of all licenses for the Open Source Materials used by such Business Entity in any way in connection with the Purchased Assets. No Business Entity has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Acquired Business Technology, the Portal or the Products, (ii) distributed Open Source Materials in conjunction with any Acquired Business Technology, the Portal or the Products or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii) or (iii), creates or purports to create, obligations for a Business Entity with respect to any Acquired Business Technology or grant, or purport to grant, to any Person, any rights or immunities under any Acquired Business Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) redistributable at no charge).

(n)    Veru has and will have all rights required to grant the rights set forth in Section 5.11 on the terms set forth in that Section without breaching any Contract or violating or infringing any Intellectual Property of any of its Affiliates.

3.15.    Environmental Matters.

(a)    The Business Entities are in compliance with all Environmental Laws applicable to the operation of the Business.

(b)    No Business Entity has transported, treated, stored, or disposed of any Hazardous Material, except in compliance with all applicable Environmental Laws.

(c)    No Business Entity has received any notice, demand, letter, claim or request for information, in each case in writing, alleging that such Business Entity may be in violation of any Environmental Law or alleging that such Business Entity is responsible for the investigation or remediation of a release of Hazardous Material at a property not owned or operated by a Business Entity.

(d)    No Business Entity is a potentially responsible party under any Environmental Law, or any analogous state, local, or foreign Law arising out of or relating to events occurring prior to the Closing Date.

(e)    No Business Entity is subject to any order, decree, or injunction with any Governmental Authority relating to Liability under any Environmental Law or relating to any Hazardous Material. Sellers have delivered to Buyer true and complete copies of all material environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to the Business.

3.16.    Brokers. Except as set forth on Schedule 3.16, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon any agreements, written, oral or otherwise made by or on behalf of Sellers.

3.17.    Insurance. Schedule 3.17 sets forth a complete and accurate list and description of all policies of insurance presently in effect with respect to the Purchased Assets or the Business (the “Insurance Policies”). All such Insurance Policies are valid, outstanding and enforceable and in full force and effect. No written notice of cancellation or termination has been received by any Business Entity with respect to any of the Insurance Policies. All premiums currently payable or previously due on the Insurance Policies have been paid and no Business Entity is in default under, or breach of, any such Insurance Policy. The Business Entities (in the case of a Seller, with respect to the Business or the Purchased Assets) are currently insured by insurers unaffiliated with the Business Entities with respect to its properties, assets, and operation of the Business. The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which a Business Entity is a party (in the case of a Seller, with respect to the Business or the Purchased Assets) or by which it or any of its assets is bound that relate to the Business. True, correct, and complete copies of all the Insurance Policies have been made available to Buyer. Except as set forth on Schedule 3.17, there are no claims by the Business Entities pending under any Insurance Policy and during the three (3)-year period prior to the date of this Agreement, no claim by the Business Entities under any Insurance Policy has been denied coverage or resulted in the issuance of a reservation of rights letter by the insurer under such policy. Veru has made available to Buyer loss runs for each such Insurance Policy for the three (3)-year period ending on November 30, 2024.

3.18.    Legal Compliance.

(a)    Except as set forth on Schedule 3.18, each Business Entity is, and during the five (5) years immediately preceding the Closing has been at all times, in compliance in all material respects with all Legal Requirements and Orders Related To the Business or the Purchased Assets. Except for inquiries set forth on Schedule 3.18, no Proceeding has been filed or commenced during the five (5) years immediately preceding the Closing by any Governmental Authority against any Business Entity alleging a violation of any such applicable Legal Requirements or Orders, nor has there been a reasonable basis for any such Proceeding. With respect to the Business and the Purchased Assets, no Business Entity has any Liability for past or continuing violations of any Legal Requirement or Order.

(b)    Each Business Entity is, and during the five (5) years immediately preceding the Closing have been at all times, in compliance with all Anti-Corruption and Anti-Bribery Laws. No director, officer, employee or, to Sellers' Knowledge, any other Person acting for or on behalf of any Business Entity has violated any Anti-Corruption and Anti-Bribery Laws during the five (5) years immediately preceding the Closing in connection with the Business or the Purchased Assets. No Business Entity has received any notice from any Governmental Authority during the five (5) years immediately preceding the Closing alleging any violations, litigation or investigations by any Business Entity related to any violation of any Anti-Corruption and Anti-Bribery Laws in connection with the Business or the Purchased Assets.

(i)    For the previous five (5) years, none of the Business Entities (in the case of a Seller, with respect to the Business or the Purchased Assets), nor any of their respective officers, directors, employees, or consultants, Affiliates or other Persons associated with or acting on its behalf have in connection with the Business, (1) directly or indirectly, provided, attempted to provide, authorized, or used any corporate funds for unlawful contributions, gifts, services of value, entertainment or other unlawful expenses relating to political activity; (2) made, promised to make, offered, attempted, or authorized any unlawful payment or given, offered, attempted, authorized, or promised to give, anything of value to foreign or domestic governmental officials or employees in any manner that is unlawful; or (3) made, promised to make, offered, attempted, or authorized any unlawful bribe, rebate, payoff, influence or extortion payment, kickback or other similar unlawful payment or provision to any person.

(ii)    Sellers have no Knowledge of any whistleblower complaint, or other informal or formal allegation related to the potential or actual noncompliance of their respective officers, directors, agents, employees, affiliates or other Person associated with or acting on its behalf with Anti-Corruption and Anti-Bribery Laws, in each case in connection with the Business.

(iii)    There are no Claims or conditions or circumstances pertaining to the Business that could reasonably be expected to give rise to any future claims, charges, investigations (including internal investigation), violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Anti-Corruption and Anti-Bribery Laws.

(iv)    Each Business Entity (in the case of a Seller, with respect to the Business or the Purchased Assets) has established and maintains a compliance program designed to provide reasonable assurance regarding compliance with the Anti-Corruption and Anti-Bribery Laws.

(v)    The Business Entities do not and have not in the past five (5) years engaged in the business of remitting or transmitting funds or engaged in any act that would make it subject to the regulatory compliance regimes of the Anti-Money Laundering Laws. The Business Entities have not violated or taken any act in furtherance of violating the Anti-Money Laundering Laws.

(c)    Without limiting the generality of Section 3.18(a) and Section 3.18(b):

(i)    The Business and each Business Entity (in the case of a Seller, with respect to the Business or the Purchased Assets) are being, and has been conducted in compliance in all material respects with all applicable Health Care Laws. No Business Entity has received any written notice, charge, assertion or other communication from the FDA or any other Governmental Authority alleging any violation of any Health Care Law in respect of the Business. Schedule 3.18(c) sets forth a list of all of the material Permits issued to or held by any Business Entity Related To the Business or any Product or Purchased Assets, including all pending applications submitted to and/or regulatory authorizations from the FDA or any other regulatory authority or Governmental Authority Related To the Business, Product, or any Purchased Assets. Each such Permit is in full force and effect. Each Business Entity is in material compliance with the terms of each such Permit applicable to it, and no suspension, material modification, non-renewal, or cancellation of such Permit is threatened. Each such Permit will continue in full force and effect immediately following the Closing. Sellers have provided to the Buyer all such Permits.

(ii)    The Product is in material compliance with the conditions of its approval by the FDA and, in its current form, may be marketed and sold to consumers in the United States. The operation of each Business Entity (in the case of a Seller, with respect to the Business, any Product, or the Purchased Assets), including any manufacture, import, export, testing, clinical or nonclinical investigation, development, processing, packaging, labeling, storage, marketing, certification, registration, listing, advertising, reporting, record keeping, sale and distribution of the Product, and to the Seller’s Knowledge, all such activities or processes relating to the Business that are outsourced to third parties, is and has been in compliance in all material respects with all applicable Laws (including, without limitation, any Health Care Law), in all markets and jurisdictions in which the Business is conducted.

(iii)    As of the date of this Agreement, no Business Entity nor any Person acting on behalf of such Business Entity is conducting any clinical trials on the Product. No Business Entity nor any Person acting on behalf of such Business Entity has received any written notice that the FDA or any other Governmental Authority or institutional review board has initiated, or to the Knowledge of Sellers, threatened to initiate, any clinical hold or other action to suspend any planned clinical trial or otherwise restrict any research or study Related To the Product.

(iv)    Sellers have delivered or made available upon request to Buyer all of the following which bear in any material way on the Business' compliance with Health Care Laws: (A) all correspondence and meeting minutes received from or sent to the FDA and any other Governmental Authority, (B) written reports of all phone conversations, visits or other contact with the FDA and any other similar Governmental Authority, including any and all notices of inspectional observations, and (C) any other documents received by such Business Entity from the FDA or any similar Governmental Authority.

(v)    No Business Entity nor any officer, employee or agent of any Business Entity has made an untrue statement of a material fact or fraudulent statement to the FDA or any similar Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any similar Governmental Authority, or committed any act, made any statement, or failed to make any statement, that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Fact, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991). No Business Entity nor any officer, employee or agent of any Business Entity has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in or that has resulted in (A) debarment under 21 U.S.C. 335a or any similar applicable Law or (B) exclusion from participating in the federal health care programs under 1128 of the Social Security Act or any similar applicable Law. No Business Entity (in the case of a Seller, with respect to the Business, any Product, or the Purchased Assets) nor any of its Representatives (i) is a party to a corporate integrity agreement with any Governmental Authority, (ii) has entered into a settlement agreement with a Governmental Authority, (iii) is or has been a defendant in any qui tam or federal civil False Claims Act litigation or (iv) has been served with or received any written search warrant, subpoena (other than those related to actions against third parties), civil investigative demand or Contact Letter from a Governmental Authority. For purposes of this Section, a “Contact Letter” means a written communication from a Governmental Authority notifying a Business Entity or any of its Representatives of a potential violation under a Health Care Law in respect of the Business or any Product that allows the Business Entity or any of its Representatives an opportunity to respond prior to the Governmental Authority taking further action.

(vi)    Each Business Entity has all governmental authorizations from the FDA and any other comparable Governmental Authority or quasi-governmental body such as a notified body required to conduct the operations of the Business. Each such governmental authorization is valid and subsisting in full force and effect. Neither the FDA nor any comparable Governmental Authority or quasi-governmental body has terminated, limited, suspended or revoked any governmental authorizations or changed the marketing classification or materially changed the labeling of any of the Products, and to the Seller’s Knowledge, neither the FDA nor any comparable Governmental Authority or quasi-governmental body is considering any such action. Each Business Entity has fulfilled and performed its obligations under each governmental authorization in all material respects, and to the Seller’s Knowledge, no event has occurred or condition or state of facts exists which would constitute a material breach or material default under or would cause revocation, termination, suspension or any limitation of any such governmental authorization. To the Seller’s Knowledge, any third party that is a manufacturer or contractor for the Business Entity is in material compliance with all governmental authorizations from the FDA or comparable Governmental Authority insofar as they pertain to the manufacture of the Products or any components, parts or accessories of the Products. All products developed, tested, investigated, manufactured, processed, held, stored, packaged, packed, labeled, imported, exported, distributed, marketed or sold, as applicable, by or on behalf of any Business Entity in respect of the Business or any Product that are subject to the jurisdiction of the FDA or comparable Governmental Authority, including products for which marketing authorization applications are pending with the FDA or any comparable Governmental Authority, have been and are being developed, tested, investigated, manufactured, processed, held, stored, packaged, packed, labeled, imported, exported, distributed, marketed and sold in material compliance with all Health Care Laws, including the U.S. Federal Food, Drug, and Cosmetic Act and implementing regulations.

(vii)    Within the last five (5) years prior to the date of this Agreement, (i) there have been no recalls, field corrections, removals, field notifications, safety alerts, FDA letters to health care providers, suspensions, seizures, detentions, withdrawals, or discontinuations of any of the Products or Related To the Business (and none are threatened or pending), and (ii) no report of any problems, malfunctions, serious adverse events, or defects involving any Products or Related To the Business has been filed or is required to have been filed with any Governmental Authority. There are no pending and, within the last five (5) years prior to the date of this Agreement, there have not been any actions, claims or threats thereof related to product liability involving any Product, and no such actions, claims or threats have been settled, adjudicated or otherwise disposed of.

(viii)    Except as set forth on Schedule 3.18(c)(viii), as of the date of this Agreement, there are no citations, decisions, adjudications or written statements by any Governmental Authority or consent decrees stating that any Product is defective or unsafe or fails to meet any standards or requirements promulgated by any such Governmental Authority. To the Seller’s Knowledge, there is no fact or condition currently in existence related to any Product that would impose upon any Business Entity a duty to recall, withdraw, or replace any Product, change the marketing classification or materially change the labeling of any Product, or terminate or suspend the marketing of any Product, or result in material liability for returns or other product liability claims with respect to the Products.

(ix)    All arrangements involving the offer, payment or provision by any Business Entity in respect of the Business or Product, to any health care professional, institution, organization, pharmacy, or other health care provider, or any Representative thereof, are in compliance with Health Care Laws.

(d)    The Business Entities (in the case of a Seller, with respect to the Business, any Product, or the Purchased Assets) have, at all times in the past five years, conducted its export and import transactions in accordance with all applicable Export and Import Control Laws in all material respects. Without limiting the foregoing, in the past five years, with respect to the Business or the Purchased Assets: (i)  each Business Entity has obtained and is in compliance with the terms of all required Export and Import Approvals; (ii) no Business Entity has engaged in nor conducted business, directly or indirectly in a country subject to an embargo by the United States in violation of Export and Import Control Laws and has not allowed access to its services, technologies, software or products to a person located in a country subject to an embargo by the United States in violation of Export and Import Control Laws; (iii) there are no pending or, to the Knowledge of the Seller, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other actions against any Business Entity with respect to any Export and Import Control Laws; (iv) to the Knowledge of the Seller, there are no actions, conditions or circumstances pertaining to the Business Entities' export or import transactions that may give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other actions under the Export and Import Control Laws; and (v) no approval from a Governmental Authority is required for the transfer of Export and Import Approvals to Buyer are required, or such approvals can be obtained expeditiously without material cost.

(e)    None of the Business Entities (in the case of a Seller, with respect to the Business, any Product or the Purchased Assets) have made a submission under FDA Form 2253.

3.19.    Product Matters.

(a)    No Claim has been filed, threatened in writing or commenced during the five (5) years immediately preceding the Closing against any Business Entity alleging that any Product is defective or unsafe or fails to meet any standards promulgated by any Governmental Authority or any Business Entity. During the five (5) years immediately preceding the Closing, none of the Products has been the subject of any replacement, modification or recall campaign by any Business Entity and no facts or conditions related to any Product exist which would reasonably be expected to result in such a campaign.

(b)    Each Product marketed or sold by any Business Entity during the five (5) years immediately preceding the Closing has been in conformity in all material respects with internal specifications, good manufacturing practices, industry standards, contractual agreements, and standard operating procedures.

3.20.    Title and Sufficiency of Assets.

(a)    Subject to Section 3.20(c), Veru has good and valid title to the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). Except as set forth on Schedule 3.20(a), Veru has the complete and unrestricted power and unqualified right to sell, transfer, assign, convey and deliver the Purchased Assets to Buyer pursuant to this Agreement. Subject to Section 3.20(c), and taking into account all Transaction Documents, no Affiliate of Veru, other than the Business Subsidiaries, owns, controls or possesses any assets of any type that are Related To the Business other than (i) the Shares held by Limited prior to the transfer and assignment of the same as set forth in this Agreement and (ii) the Marks covered by Section 5.11.

(b)    Subject to Section 3.20(c), on the Closing Date (assuming the notices, declarations, filings, consents and approvals set forth in Section 3.04 and the Consent Schedule are made or obtained), the Purchased Assets and the assets of the Business Subsidiaries, taking into account all Transaction Documents, constitute all of the assets necessary for Buyer to conduct the Business immediately following the Closing Date in the same manner as the Business is being conducted as of immediately prior to the Closing Date.

(c)    Nothing in this Section 3.20 shall be deemed to constitute a representation or warranty regarding (a) the adequacy of the amounts of Cash and Cash Equivalents or Net Working Capital (or the availability of the same) or (b) any infringement or misappropriation of any Intellectual Property of any other Person beyond those expressly set forth in Section 3.14.

3.21.    Certain Transactions. No Business Entity nor any of its controlled Affiliates, nor, to Sellers' Knowledge, any officer, director or employee of any Business Entity or any of its controlled Affiliates, nor, to Sellers' Knowledge, any family member of any such officer, director or employee: (a) has any ownership or interest in any of the Purchased Assets, (b) participates in, engages in or owns any business that (i) has an ongoing business relationship with Business, or (ii) competes with or is engaged in the same business as the Business, (c) is a party to any Assumed Business Contract, or (d) owes any amount to, or is owed any amount by, any Business Entity with respect of the Business.

3.22.    Customers and Suppliers.

(a)    Schedule 3.22(a) sets forth a list of the names of the ten largest revenue generating Contracts of the Business (measured by dollar volume of sales) (the “Material Customers”), in each case during the 12 months ended September 30, 2024 and the 12 months ended September 30, 2023.

(b)    Schedule 3.22(b) sets forth a list of the names of the ten largest Contracts of the Business based on total amounts spent (measured by dollar amounts spent) (the “Material Suppliers”), in each case during the 12 months ended September 30, 2024 and the 12 months ended September 30, 2023.

(c)    Except as set forth in Schedule 3.22(c), no Business Entity is engaged in any dispute related to the Business with any Material Customer or Material Supplier, and no Material Customer or Material Supplier has provided written notice that it intends to terminate or materially and adversely alter its relationship with the Business.

(d)    Since October 1, 2023, no Material Customer or Material Supplier has cancelled or otherwise adversely modified in any material respect its relationship with a Business Entity and no fact, condition, or event exists that would reasonably be expected to adversely affect in any material respect the relationship of a Business Entity with any Material Customer or Material Supplier. No Business Entity has received any written notice that any of the Material Customers or Material Suppliers has ceased, or intends to cease after the Closing, to use the goods or services of the Business Entities, or to supply goods and services to the Business Entities, respectively, or has modified, amended, or reduced, or intends to modify, amend, or reduce, its business relationship with the Business Entities in a manner, that is, or is reasonably likely to be, adverse to the Business Entities.

3.23.    Compensation of and Contracts with Employees and Independent Contractors.

(a)    Schedule 3.23(a) sets forth a true, correct, and complete list of all Business Employees as of the date hereof, and sets forth for each such Person the following: (i) name; (ii) title or position (including whether full or part-time); (iii) with respect to Business Employees in the United States, classification for overtime pay purposes under federal and applicable state Law (exempt or non-exempt); (iv) hire date; (v) current annual base salary or hourly compensation rate; (vi) commission, bonus, or other incentive-based compensation; (vii) the rate and amount of such compensation paid to each such employee for calendar year 2024; (viii) whether the employee is on active or inactive status and, if inactive, the expected date of return; (ix) fringe benefits, other than benefits generally made available to employees; and (x) whether the employee is authorized to work as a result of a visa and, if so, the type of visa and expiration date of the work authorization. There have been no material changes or changes outside the ordinary course of business in any compensation since October 1, 2023, in each case including bonuses and other compensation and fringe benefits, and each Business Entity has timely paid all such compensation when due and owing, including bonuses and other compensation and fringe benefits. The Business Entities do not have any unpaid pension, bonus, commission, or other similar payment obligations payable by any Business Entity to Business Employees, other than base salary. No Business Entity has outstanding loans or advances to Business Employees. All Business Employees classified as exempt under the Fair Labor Standards Act and any applicable state and local wage and hour Laws at all times in the past three (3) years have been properly classified as exempt. All Business Employees classified as non-exempt under the Fair Labor Standards Act and any applicable state and local wage and hour Laws at all times in the past three (3) years have been fully and properly paid all overtime due under such Laws. No current employee of a Business Entity, other than the Business Employees, has spent a majority of their working time since October 1, 2023 contributing to the Business.

(b)    Each individual independent contractor currently performing services for a Business Entity as an independent contractor who spends a majority of his or her working time providing services for the benefit of a Business Entity is listed on Schedule 3.23(b) (the “Applicable Contractors”). Schedule 3.23(b) sets forth for each such independent contractor the following: (i) name; (ii) the start date and anticipated completion date for the performance of services; (iii) the type of services to be provided; and (iv) the hourly or other rate of pay provided to the independent contractor.

(c)    Each Business Employee and Applicable Contractor is an “at-will” employee or an independent contractor, as applicable, whose employment or engagement, respectively, may be terminated at any time without advance notice by or liability to a Business Entity.

(d)    All salaries, wages, commissions, bonuses, vacation pay, withholdings, remittances, and other Liabilities related to the employment or engagement of Business Employees and Applicable Contractors that are accrued or due to be paid on or before the Closing Date have been fully paid as of the Effective Time and in accordance with applicable Law.

(e)    The Business Entities (in the case of a Seller, with respect to the Business) have not, within the past five (5) years, received any “cease and desist” letter or similar communication alleging that any of their respective employees or independent contractors is, and to Seller’s Knowledge, no employee or independent contractor is, performing any job duties or engaging in other activities on behalf of such Business Entity that would violate any employment, non-competition, non-solicitation, non-disclosure, or other similar agreement between such individual and any former employer or any Law.

3.24.    No Additional Representations. Sellers acknowledge that Buyer has not made any representation or warranty, express or implied, regarding Buyer, except for the representations and warranties of Buyer expressly set forth in Section 4 of this Agreement. Sellers further agree that, except with respect to the representations and warranties of Buyer expressly set forth in Section 4 of this Agreement, Buyer shall not have or be subject to any liability to Sellers resulting from the distribution to a Seller, or a Seller's use of, any information, document or material provided to Sellers or made available to Sellers, as Sellers acknowledge that no representations or warranties are made with respect to any such information, document, material or statement. Notwithstanding the foregoing, the foregoing provisions shall not limit or abrogate (i) the representations and warranties expressly set forth in Section 4 of this Agreement or a Seller's right to rely thereon or (ii) Buyer's liability to Sellers in the event of Fraud by or on behalf of the Buyer.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS EXPRESSLY SET FORTH IN THIS SECTION 3, SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SELLERS, THE BUSINESS, THE BUSINESS ENTITIES, THE STOCK, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES.

4.           Representations and Warranties of Buyer. Buyer hereby makes to Sellers the representations and warranties contained in this Section 4 as of the date hereof (unless another date is so indicated, then only as of such date).

4.01.    Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all necessary limited liability company power and authority to carry on its business as now conducted and to own or lease the properties and assets it now owns or leases.

4.02.    Authorization of Agreement; No Conflict.

(a)    Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by Buyer and to consummate the transactions provided for herein and therein. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to be executed and delivered by Buyer and the performance by Buyer of the obligations to be performed hereunder and thereunder have been duly authorized by Buyer by all requisite corporate action. This Agreement is, and each other Transaction Documents to be executed by Buyer will be when so executed, a valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)    The execution and delivery of this Agreement and the other Transaction Documents to be executed and delivered by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the passage of time, conflict with, result in or constitute a breach, default, right to accelerate or loss of rights under, or result in the creation of any Encumbrance pursuant to, the terms or conditions of Buyer's Organizational Documents or any Legal Requirement or any mortgage, lease, franchise, license, permit, contract, agreement and/or instrument to which Buyer is a party or by which Buyer is bound.

4.03.    Litigation. There is no Proceeding pending or, to Buyer's knowledge, threatened against Buyer, except as would not reasonably be expected to materially and adversely affect or restrict Buyer's ability to consummate the transactions contemplated by this Agreement.

4.04.    Brokerage. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon any agreements, written, oral or otherwise made by or on behalf of Buyer.

4.05.    Financial Capability; Solvency. Buyer has sufficient immediately available funds in cash to pay the Estimated Closing Consideration described in this Agreement and to pay its related fees and expenses. Buyer is not insolvent, nor will Buyer be rendered insolvent by any of the transactions contemplated herein. As used in this Section, “insolvent” means that the sum of the debts and other probable Liabilities of Buyer exceeds the present fair saleable value of the assets of Buyer.

4.06.    Investment Intent. Buyer is acquiring the Stock for its own account and not with a view to distribution of the Stock within the meaning of any applicable securities Laws.

4.07.    No Additional Representations. Buyer acknowledges that Sellers have not made any representation or warranty, express or implied, regarding Sellers, the Business, the Business Entities, the Stock, the Purchased Assets or the Assumed Liabilities, except for the representations and warranties of the Sellers expressly set forth in Section 3 of this Agreement. Buyer further agrees that, except with respect to the representations and warranties of the Sellers expressly set forth in Section 3 of this Agreement, the Sellers shall not have or be subject to any liability to Buyer or any other Buyer Indemnified Party resulting from the distribution to Buyer, or Buyer's use of, any information, document or material provided to Buyer or made available to Buyer in any "data room", management presentations or any other form in expectation of the transactions contemplated by this Agreement, including any estimates, forecasts, plans, financial projections or statements concerning the backlog or pipeline of the Business, as Buyer acknowledges that no representations or warranties are made with respect to any such information, document, material or statement. Buyer further acknowledges that there are uncertainties inherent in attempting to make any such estimates, forecasts, projections or statements, that Buyer is familiar with such uncertainties, and that Buyer is fully responsible for making its own evaluation of the adequacy and accuracy of any such estimates, forecasts, projections or statements. Buyer further acknowledges and agrees that (a) it has conducted such investigations of the Sellers and the Business as it deems necessary in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, (b) it and its representatives have been permitted access to the records, facilities, equipment, Tax Returns, Contracts and other properties and assets of the Sellers which they have desired and requested to see and/or review, and (c) it and its representatives have had the opportunity to meet with representatives of the Sellers to discuss the Business, the Business Entities, the Stock, the Purchased Assets and the Assumed Liabilities. Notwithstanding the foregoing, the foregoing provisions shall not limit or abrogate (i) the representations and warranties expressly set forth in Section 3 (as modified by the Schedules) of this Agreement or Buyer's right to rely thereon or (ii) the Sellers' liability to Buyer or any other Buyer Indemnified Party in the event of any Fraud by or on behalf of the Sellers.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF BUYER EXPRESSLY SET FORTH IN THIS SECTION 4, BUYER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF BUYER.

5.           Certain Agreements.

5.01.    Restrictive Covenants.

(a)    Nondisclosure. For a period of five (5) years following the Closing Date, except as otherwise expressly provided in this Agreement, each Seller will hold in confidence and not disclose, release or use (except as may be necessary to enforce its rights as described in clause (iii) below, in connection with the performance of its obligations under this Agreement or any of the other Transaction Documents or the preparation of any Tax Returns required to be filed by it pursuant to this Agreement) without the prior written consent of Buyer, any and all Confidential Information related to the Business; provided, that each Seller may disclose, or may permit disclosure of, such information: (i) to its representatives who have a need to know such information for a purpose not prohibited by this Section 5.01(a) and are informed of their obligation to hold such information confidential to the same extent as is applicable to such Seller and in respect of whose failure to comply with such obligations such Seller will be responsible, (ii) if such Seller or its representatives are required to disclose any such information pursuant to applicable Law or stock exchange rules or (iii) in connection with the enforcement of any right or remedy or the defense of any claim relating to this Agreement or any of the other Transaction Documents or the transactions contemplated hereby and thereby. Notwithstanding anything to the contrary in the foregoing, in the event that any demand or request for disclosure of such Confidential Information is made pursuant to clause (ii) above, Sellers will to the extent permissible promptly notify Buyer of the existence of such request or demand and will provide Buyer a reasonable opportunity to seek an appropriate protective order or other remedy (and cooperate with Buyer with respect thereto, at Buyer's sole cost and expense), and in the event such protective order or other remedy is not obtained, Sellers may disclose such Confidential Information without Liability hereunder, but will furnish only that portion of such Confidential Information that Sellers are advised by legal counsel (which may be in-house counsel) it is legally required to disclose and will, to the extent requested by Buyer, exercise reasonable efforts, at Buyer's sole cost and expense, to preserve the confidentiality of such information; provided that, with respect to Confidential Information that constitutes a trade secret under applicable Law, Sellers' confidentiality obligations with respect to such Confidential Information pursuant to this Section 5.01(a) shall survive indefinitely. Notwithstanding anything to the contrary herein, this Section 5.01(a) will not apply to information: (A) to the extent not relating to the Business or the Purchased Assets, (B) that is or becomes generally available to the public other than as a result of disclosure by a Seller or an Affiliate or representative of a Seller in breach of any confidentiality obligation, (C) that becomes available to a Seller or an Affiliate of a Seller after the Closing Date on a non-confidential basis from a source other than Buyer or an Affiliate or representative of Buyer (provided, that such source is not known by such Seller to be bound by any obligation of confidentiality to Buyer) or (D) that is independently developed by a Seller or any Affiliate of a Seller following the Closing without reference to or reliance upon the Confidential Information and only by Persons who have never accessed such Confidential Information.

(b)    Noncompetition; Nonsolicitation. For a period of five (5) years following the Closing Date, each Seller will not, and will cause its controlled Affiliates to not, directly or indirectly, (i) engage in a Competitive Activity anywhere in the world, (ii) control any entity that engages in a Competitive Activity, or (iii) knowingly and willfully cause, induce or encourage any material customer, supplier, contract manufacturer or licensor of the Business as of the Effective Time, or any other Person who has a material business relationship with the Business as of the Effective Time, to terminate or modify such material customer, supplier, licensor or other material business relationship with the Business; provided, however, that neither (x) the ownership of not more than five percent (5%) of the outstanding shares of any publicly held company that engages in an activity otherwise prohibited by this Section 5.01(b) nor (y) any services contemplated by the Transition Services Agreement shall constitute a breach of this Section 5.01(b). Further, if a Seller acquires a business that, while primarily engaged in other activities, also engages in a Competitive Activity (a “Prohibited Business”), and such Seller (x) promptly winds down the Prohibited Business, or (y) divests the Prohibited Business within sixty (60) days following the closing date of the acquisition of the Prohibited Business, then such actions shall not constitute a breach of this Section 5.01(b). Contemporaneously with and in contemplation of the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, Mitchell Steiner and Harry Fisch shall each enter into non-compete agreements with Buyer, to be effective upon the Closing.

(c)    Reasonableness; Equitable Relief. Each Seller acknowledges and agrees that the restrictions and covenants contained in this Section 5.01 are reasonably necessary to protect the legitimate business interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby. Each Seller specifically acknowledges and agrees that Buyer will be entitled to seek injunctive relief for a breach of any restriction contained in this Section 5.01. If at any time a court or arbitrator's award holds that the restrictions in this Section 5.01 are unreasonable under circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. The parties agree that any breach of the provisions contained in this Section 5.01 will result in serious and irreparable injury and therefore money damages would not be an adequate remedy for any such breach. Therefore, in the event of a breach or threatened breach of any provisions of this Section 5.01 that is continuing, Buyer, its successors and assigns and any third-party beneficiary to this Agreement, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by a Seller or any of their controlled Affiliates of this Section 5.01, the applicable non-compete term shall be tolled until such breach or violation has been duly cured.

5.02.    Publicity. No public announcement related to this Agreement or the transactions contemplated herein will be issued without the joint approval of Sellers and Buyer, which approval shall not be unreasonably withheld, conditioned or delayed, except in any public disclosure which Sellers, in their good faith judgment, believe is required by applicable Law or by any stock exchange on which their securities are listed. If a Seller, in its good faith judgment, believes such disclosure is required, such Seller shall use its commercially reasonable efforts to consult with Buyer, and to consider in good faith any revisions proposed by Buyer, as applicable, prior to making (or prior to any Affiliate making) such disclosure; provided that Buyer shall deemed to have consented to any such disclosure to the extent such Seller has provided Buyer with a draft thereof and Buyer has not suggested any revisions within five (5) Business Days of Buyer's receipt of such draft. Notwithstanding the foregoing, without the approval of the other Party, Buyer and Sellers and their respective Affiliates may, following the Closing Date and subject to the other terms and conditions of this Agreement, (a) make internal announcements to their and their Affiliates' respective employees and Affiliates, (b) communicate with Governmental Authorities regarding this Agreement and the transactions contemplated hereby, and (c) make the public announcements and engage in public communications regarding this Agreement and the transactions contemplated hereby (in the case of this clause (c), solely to the extent such announcements or communications are consistent with a communications plan agreed upon by Sellers and Buyer or their respective prior public communications made in compliance with this Section 5.02). The press release announcing the execution and delivery of this Agreement shall not be issued prior to the approval of each of Sellers and Buyer. Veru shall file a current report on Form 8-K with the Securities and Exchange Commission attaching the announcement press release and a copy of this Agreement as exhibits.

5.03.    Conflicts and Privilege. It is acknowledged by each of the parties hereto that the Business Subsidiaries may retain counsel to them (“Counsel”) to act as their counsel in connection with the transactions contemplated hereby. Buyer hereby agrees that, in the event that a dispute arises after the Closing between Buyer and Sellers, Counsel may represent Sellers in such dispute even though the interests of Sellers may be directly adverse to Buyer or the Business, and even though Counsel may have represented the Business Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer or any Business Subsidiary. Buyer further agrees that, as to all communications among Counsel, Sellers and their respective Subsidiaries that relate in any way to the transactions contemplated by this Agreement, the attorney client privilege and the expectation of client confidence belongs to Sellers and may be controlled by Sellers and shall not pass to or be claimed by Buyer or any Business Subsidiary. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or any Business Subsidiary and a third party other than a party to this Agreement after the Closing, the Business Subsidiaries may assert the attorney client privilege to prevent disclosure of confidential communications by Counsel to such third party; provided, however, that none of the Business Subsidiaries may waive such privilege without the prior written consent of Sellers.

5.04.    Employee Benefit Arrangements and Other Employee Matters.

(a)    General. Buyer shall ensure that all Business Employees who are employed by the Business Subsidiaries immediately preceding the Closing, including those on vacation, family leave, short-term disability or other approved leave of absence, will remain employed in a comparable position on and immediately after the Closing Date, and Buyer shall, or shall cause a Business Subsidiary or other Subsidiary of Buyer to, offer employment in a comparable position on the Closing Date, to all Business Employees identified on Schedule 5.04 hereto, including any such Business Employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence, in each case at not less than the same base rate of pay and with fringe benefits that are substantially comparable in the aggregate to the fringe benefits paid or provided to each Business Employee immediately prior to the date of this Agreement. Business Employees shall be credited for their length of service with, or credited by, the Business Subsidiaries or the Business for all purposes under any benefit plan or program or fringe benefit made available to Business Employees by Buyer or any of its Affiliates after the Closing (“Buyer Benefit Programs”); provided, however, that such service shall not be so credited (i) for purposes of calculating accrued benefits under a defined benefit pension plan or (ii) to the extent that crediting such service would result in the duplication of either benefits or accruals to a Business Employee. Any preexisting condition clause in any Buyer Benefit Programs (including medical, dental and disability coverage) in which Business Employees are eligible to participate after the Closing shall be waived for the Business Employees. Buyer shall credit the Business Employees with any amounts paid under the Business Benefit Plans on or prior to the Closing toward satisfaction of the applicable deductible amounts and copayment obligations under the corresponding Buyer Benefit Programs for the plan year in which the Business Employees become eligible to participate in Buyer Benefit Programs including, without limitation, by providing credit, as applicable, towards any Buyer Benefit Program that provides long-term disability benefits or any short-term disability benefits provided under the Business Benefit Plans. Each written employment agreement between any Business Employee or any Business Subsidiary that is effective prior to the Closing shall remain effective in accordance with its terms after the Closing.

(b)    No Duplicative Benefits. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed to require Buyer or any of its Subsidiaries to provide duplicative benefits or accruals to any Business Employee (or anyone else) or to employ or continue to employ any Business Employee or anyone else, and except to the extent expressly provided in this Section 5.04, nothing in this Agreement shall be construed as in any way limiting or restricting Buyer's ability to amend, modify or terminate any benefit plan at any time and from time to time, including any Business Benefit Plan, after the Closing.

5.05.    Post-Closing Access to Record and Personnel. For a period of five (5) years after the Closing Date, upon receipt of reasonable prior notice, Buyer and Sellers each agree to provide, or cause to be provided, to each other, as soon as reasonably practicable after written request therefor and at the requesting Party's sole expense (but only for the reasonable out-of-pocket costs and expenses incurred by the Party in providing such access), reasonable access during normal business hours, and in a manner so as not to unreasonably interfere with the conduct of such other Party's business, to the other Party's employees and to any books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating solely to the conduct of the Business on or before the Closing Date, in the possession or under the control of the other Party that the requesting Party reasonably needs: (a) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party by a Governmental Authority having jurisdiction over the requesting Party or by applicable stock exchange rules, (b) for use in any Proceeding, or in order to satisfy Tax, audit, accounting, claims, regulatory, or other similar requirements, (c) in connection with the filing of any Tax Return or election or any amended return or claim for refund, determining a Liability for Taxes or a right to a refund of Taxes or any Tax audit or other Proceeding in respect of Taxes or (d) to comply with its obligations under this Agreement or any of the other Transaction Documents; provided, however, that no Party will be required to provide access to or disclose information where such access or disclosure would be reasonably expected to violate any Law or Contract, or waive any attorney-client or other similar privilege (provided, that in the event such provision of information would reasonably be expected to violate any Law or Contract or waive any attorney-client or other similar privilege, the Party with such information will inform the other as to the general nature of what is being withheld as a result of the foregoing and will take all reasonable measures to permit the disclosure in a manner that avoids any such violation or waiver). Any information owned by a Party that is provided to a requesting Party pursuant to this Section 5.05 will be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement will be construed as granting or conferring rights of license or otherwise in any such information. No Party will have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Section 5.05 is found to be inaccurate or is destroyed or lost after commercially reasonable efforts by such Party to comply with the provisions of this Section 5.05.

5.06.    Expenses. Except as otherwise provided herein, Buyer, on the one hand, and Sellers, on the other hand, agree to each bear their own expenses, fees, and costs in connection with the transactions contemplated by this Agreement; provided, however, that (a) all transfer, documentary, sales, use, stamp, registration, recording and other such similar Taxes, and all other conveyance fees, recording charges and other charges and fees (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid fifty percent (50%) by Sellers and fifty percent (50%) by Buyer, and (b) all costs required to obtain the consents of Persons listed on the Consent Schedule shall be paid by Sellers. Notwithstanding the foregoing sentence, Buyer shall pay 100% of the UK Stamp Tax within 30 days following the Closing Date. The Parties agree to reasonably cooperate to (i) sign and deliver any resale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any Transfer Taxes and (ii) prepare and file (or cause to be prepared and filed) all Tax Returns in respect of any such Transfer Taxes.

5.07.    Wrong Pockets Clause.

(a)    If, after the Closing, either Seller receives any amounts with respect to Receivables, such Seller will remit such amounts to Buyer within five (5) Business Days after such Seller's receipt thereof.

(b)    If, after the Closing, Buyer receives any amounts with respect to Excluded Scheduled Receivables, Buyer will remit such amounts to Sellers within five (5) Business Days after such Buyer's receipt thereof.

(c)    If, after the Closing, either Buyer on the one hand, or Sellers or any of its Subsidiaries, on the other hand, becomes aware that any of the Purchased Assets (including any assets of any type deemed in the “Purchased Assets” pursuant to the final sentence in Section 2.02(a)) has not been transferred to Buyer or that any of the Excluded Assets has been transferred to Buyer, it shall promptly notify the other Party in writing and the Parties shall, as soon as reasonably practicable, ensure that such property is transferred and delivered, with any necessary prior third party consent or approval, to (a) Buyer, in the case of any Purchased Asset that was not transferred and delivered to Buyer at the Closing; or (b) Seller, in the case of any Excluded Asset that was transferred or delivered to Buyer at the Closing.

5.08.    Further Assurances.

(a)    Upon request, from time to time, each Party agrees that it shall (or direct its employees to, if applicable) execute and deliver all documents, make all rightful oaths, testify in any proceedings and do all other acts which may be necessary or desirable in the reasonable opinion of the other Party to consummate the transactions contemplated hereby.

(b)    After Closing, in each case, in accordance with the terms of the Transition Services Agreement, Veru will, no later than the date that is thirty days following the Closing Date, notify the FDA in writing of the change in ownership of the Product and related establishments, as applicable, in favor of Buyer and to permit Buyer to operate the business as contemplated under this Agreement, and take all other commercially reasonable steps to address any questions the FDA or other foreign, federal and state regulatory authorities may have regarding the transfer of ownership of the Product and related establishments and to support Buyer in any regulatory inquiries related to such transfer of ownership.

5.09.    Tax Matters.

(a)    Sellers shall, at their own expense, prepare or cause to be prepared and timely file or cause to be timely filed all Income Tax Returns of the Business Subsidiaries, for all periods ending on or prior to the Closing Date that have not yet been filed and are required to be filed after the Closing Date. Such Income Tax Returns shall be prepared in accordance with the past practices employed in the preparation of such Income Tax Returns, except as required by Law. At least thirty (30) days prior to the due date for filing any such Income Tax Returns, Sellers shall provide Buyer with a draft copy of such Income Tax Returns. Buyer shall notify Sellers of any reasonable objections Buyer may have to any items set forth in such draft Income Tax Returns and Sellers and Buyer agree to consult and resolve in good faith any such objections. If the parties cannot resolve any such objections, the item in question shall be resolved by the Arbitrating Accountant. The fees and expenses of the Arbitrating Accountant shall be borne one-half by Sellers and one-half by Buyer. Sellers shall pay or cause to be paid any cash Taxes due in respect of such Income Tax Returns except to the extent that any such Taxes are taken into account in the calculation of Closing Working Capital, the Closing Indebtedness Amount, or the Final Pre-Closing Taxes Amount. If any such Income Tax Return must be signed by Buyer, any Affiliate thereof, or any of the Business Subsidiaries (or any representative of the foregoing) following the Closing Date, Buyer agrees that it will (or will cause such other parties to) cooperate fully and punctually in signing such Tax Return in order to permit the timely filing of such Income Tax Return.

(b)    Buyer shall timely prepare and file, or cause to be timely prepared and filed, all other Tax Returns of the Business Subsidiaries for any Pre-Closing Taxable Period. Income Tax Returns that are required to be filed by or with respect to the Business Subsidiaries for Straddle Periods (“Straddle Returns”) shall be prepared consistently with past practice to the extent permitted by applicable Law. Buyer shall provide, or cause to be provided, to Sellers a draft of any Straddle Return at least 30 days prior to the due date, giving effect to extensions thereto, for filing such Income Tax Return, for review by Sellers. Sellers shall notify Buyer of any reasonable objections Sellers may have to any items set forth in such draft Straddle Return and Buyer and Sellers agree to consult and resolve in good faith any such objection. If the parties cannot resolve any such objections, the item in question shall be resolved by the Arbitrating Accountant. The fees and expenses of the Arbitrating Accountant shall be borne one‑half by Sellers and one‑half by Buyer. Sellers shall be responsible for the cash amount of any income Taxes due for a Pre-Closing Taxable Period except to the extent that any such Taxes are taken into account in the calculation of Closing Working Capital, the Closing Indebtedness Amount, or the Final Pre-Closing Taxes Amount, and Buyer shall notify Sellers of any such cash amounts of income Taxes due from Sellers in respect of any Straddle Return no later than 10 Business Days prior to the date on which such Straddle Return is due, and no later than five Business Days prior to the date on which such Straddle Return is due, Sellers shall pay to Buyer the cash amount of the income Taxes for which Sellers are responsible.

(c)    For the sole purpose of apportioning any Tax relating to a Straddle Period, the portion of such Straddle Period that ends on the Closing Date shall be (i) in the case of a Tax that is not based or measured by income, receipts, profits, or wages or that is not imposed in connection with any sale or other transfer or assignment of property or any other specifically identifiable transaction or event, the total amount of such Tax for the full taxable period that includes the Closing Date (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of days from the beginning of such taxable period to and including the Closing Date and the denominator of which is the total number of days in such full taxable period, and (ii) in the case of a Tax that is based on or measured by income, receipts, profits or wages of the Business Subsidiaries or imposed in connection with any sale or other transfer or assignment of property or any other specifically identifiable transaction or event, the Tax that would be due based on an interim closing of the books as of the close of business on the day before the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practices of the Business Entity unless otherwise required by applicable Law.

(d)    To the extent permitted by applicable Law at a “more likely than not” (or greater) level of comfort, any net operating losses, credits or other income Tax attributes of any Business Subsidiary as of the Closing Date shall first be used to reduce the cash amount of any income Taxes relating to a Pre-Closing Taxable Period for which Sellers are responsible pursuant to Section 5.09(a) or 5.09(b) before they can be used for any other purpose.

(e)    Any refund of Taxes of, or any credit in lieu of a refund of Taxes of, any Pre-Closing Taxable Period (including any interest actually received or credited with respect thereto, and including any overpayment of income Taxes credited to estimated income Taxes), but excluding any refund or credit arising from the carryback of any Tax attribute arising after the Closing, if received by, or credited to, Buyer or the Business Subsidiaries or any other affiliated entity of Buyer, net of applicable costs, expenses and Taxes thereon, shall be the property of Sellers and shall be payable promptly to Sellers. None of Buyer nor the Business Subsidiaries shall waive any carryback of any Tax attribute of the Business Subsidiaries generated in or otherwise attributable to a Pre-Closing Taxable Period if such waiver would reduce or delay the amount due to Sellers pursuant to this Section 5.09(e). All payments required to be made pursuant to this Section 5.09(e) shall be made within ten (10) days after receipt of the Tax refund or credit against Taxes (or other benefit) from the applicable Governmental Authority by Buyer or any of its Affiliates (including the Business Subsidiaries following the Closing).

(f)    Without duplication of any refunds or other amounts payable to Sellers under Section 5.09(e), Buyer shall pay to Sellers, an amount of cash equal to the amount by which (i) the Final Pre-Closing Taxes exceeds (ii) the amount of Pre-Closing Taxes actually paid (“Actual Pre-Closing Taxes”) (determined as of the date on which the final Income Tax Return of the Business Subsidiaries for the Pre-Closing Taxable Period is filed) within 30 days after the filing of the last Income Tax Return of the Business Subsidiaries for the Pre-Closing Taxable Period. All such Income Tax Returns shall be prepared by Buyer in good faith and in a manner consistent with the agreements and covenants set forth in this Section 5.09.

(g)    Without the prior written consent of Sellers (which consent shall not to be unreasonably withheld, delayed or conditioned), Buyer shall not, and shall cause the Business Subsidiaries not to, (i) amend or cause the amendment of a Tax Return of the Business Subsidiaries with respect to any Pre-Closing Taxable Period, (ii) change an annual accounting period or adopt or change any accounting method of the Business Subsidiaries with respect to any Pre-Closing Taxable Period, (iii) file any ruling request with any Governmental Authority that relates to Taxes or Tax Returns of the Business Subsidiaries for a Pre-Closing Taxable Period, (iv) other than any election pursuant to Section 338(g) of the Code, which shall be expressly permitted, file or amend any Tax election concerning the Business Subsidiaries with respect to any Pre-Closing Taxable Period, if, in any such case, such action could reasonably be expected to reduce the amount of any Tax refund or credit that is the property of Sellers under Section 5.09(e), increase the Taxes of Sellers for a Pre-Closing Taxable Period, increase any Indemnified Taxes, increase the Actual Pre-Closing Taxes or increase any Taxes reflected in the calculation of Closing Working Capital, the Closing Indebtedness Amount or the Final Pre-Closing Taxes Amount.

(h)    Buyer and Sellers further agree, upon request, to provide the other Party with all information in such Party’s possession that such other Party may be required to report pursuant to Code § 6043 or Code § 6043A or Treasury Regulations promulgated thereunder.

(i)    Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Income Tax Returns and any audit, litigation or other proceeding with respect to income Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of material provided hereunder. Buyer and Sellers agree (i) to retain all books and records with respect to income Tax matters pertinent to the Business Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (including any extensions thereof) applicable to the respective income Tax periods and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Buyer or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(j)    From and after the Closing Date, Buyer shall give prompt notice to Sellers if any Governmental Authority provides notice of an intent to audit, review or conduct any other proceeding with respect to the Taxes of the Business Subsidiaries for any Pre-Closing Taxable Period. Buyer shall control the conduct of any Tax audit or proceeding involving the Business Subsidiaries that occurs after the Closing Date. Notwithstanding the foregoing, if such audit or proceeding could reasonably be expected to reduce the amount of any Tax refund or credit that is the property of Sellers under Section 5.09(e), increase the Taxes of Sellers for a Pre-Closing Taxable Period, increase any Indemnified Taxes, increase the Actual Pre-Closing Taxes or increase any Taxes reflected in the calculation of Closing Working Capital, the Closing Indebtedness Amount or the Final Pre-Closing Taxes Amount, then (i) Buyer shall keep Sellers reasonably informed of the progress of any such audit or other proceeding involving a Pre-Closing Taxable Period (including providing copies of all written communication with any taxing authority), (ii) Sellers shall be entitled to participate in the defense of any such audit or other proceeding and to employ counsel of their choice for such purpose, the fees and expenses of which separate counsel shall be borne by Sellers, and (iii) if Buyer resolves, settles, compromises or abandons any issue or claim with respect to such an audit or other proceeding, or causes a Business Subsidiary to so resolve an issue or claim, without the prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) of Sellers, then such resolution shall not be determinative of the Sellers’ indemnification obligations with respect to such issue or claim hereunder.

(k)    The Business Subsidiaries shall treat any Tax deductions attributable to any transaction expenses that were economically borne by Sellers on or before the Closing Date as deductible in a Pre-Closing Taxable Period to the extent such amounts are deductible in such Pre-Closing Taxable Period at a “more likely than not” or higher level of confidence under applicable Law.

(l)    Buyer shall not, and shall not allow the Business Subsidiaries to, engage in any transaction after the Closing, but on the Closing Date, that is outside of the ordinary course of business and is not contemplated by this Agreement and could reasonably be expected to reduce the amount of any Tax refund or credit that is the property of the Seller under Section 5.09(e), increase the Taxes of Sellers for a Pre-Closing Taxable Period, increase any Indemnified Taxes, increase the Actual Pre-Closing Taxes or increase any Taxes reflected in the calculation of Closing Working Capital, the Closing Indebtedness Amount or the Final Pre-Closing Taxes Amount.

5.10.    Name Change. As soon as reasonably practicable following the Closing, Limited shall change its legal entity name to a name that does not include, is not similar to, and does not contain any words confusingly similar to, “The Female Health Company” and/or “FHC”.

5.11.    Use of Inventories of Products.

(a)    Sellers hereby grant to Buyer and its Affiliates a royalty-free, fully paid-up, non-exclusive, sublicensable (but solely to service providers, distributors, resellers or channel partners), non-transferable (except as expressly set forth in Section 5.11(b)), irrevocable, and worldwide license to use any Marks in the Excluded Assets (including the “Veru” trade name) or otherwise owned or licensable by any Veru Affiliate in each case that are displayed or included on the Products, packaging for the Products, or other materials included in the Purchased Assets solely to advertise, market, promote and sell the Inventory. The license granted pursuant to this Section 5.11(a) shall automatically expire upon the first to occur of (a) five years from the Closing Date and (b) such time as all Inventory has been sold.  For as long as the license granted pursuant to this Section 5.11(a) is in effect, Buyer agrees that it will not ship, transfer or use any Inventory (i) unless Buyer first has all Regulatory Approvals and other licenses or approvals from applicable Governmental Authorities required to so ship, transfer or use any such Products in compliance with applicable Law or (ii) later than the “use-by” or similar expiration date applicable to such Inventory.

(b)    Transfer. The license granted in Section 5.11(a) shall not be transferable; provided that such license rights may be assigned upon written notice to Veru without such consent in connection with a Change of Control of Buyer or any of its Affiliates.

5.12.    Sufficient Capitalization of Business Subsidiaries.  Buyer shall take commercially reasonable efforts to provide, that for a period of two (2) years following the Closing Date, the Business Subsidiaries shall hold at least $1,000,000 of aggregate cash, in the aggregate, across any accounts of the Business Subsidiaries.

5.13.    Covenant Not To Sue. Veru hereby irrevocably covenants that at no time will any party in the Veru Group, directly or indirectly, alone or by, with, or through others, (i) commence, maintain or prosecute, or (ii) induce, authorize, assist, participate, or cooperate in the commencement, maintenance, or prosecution of, in the case of clauses (i) or (ii), any action or proceeding of any kind (including any suit, complaint, grievance, demand, claim, or cause of action in, of, or before any Government Authority) against any party in the Buyer Group or any customer, manufacturer, reseller, channel partner, distributor, marketing partner, licensee, or other transferee of any party in the Buyer Group, involving any allegation or assertion of any direct or indirect infringement of any claim of any Covered Seller Patent by the operation of the Business or by the Exploitation of: (a) any product, service, device or technology in the Business Field; (b) any Purchased Asset; or (c) the Product (including any improvements, modifications, derivatives, variants, or extensions of or to the Product).

(a)    “Business Field” means the field comprised of the development, manufacture, marketing, distribution or sale of any female condom products anywhere in the world.

(b)    “Buyer Group” means Buyer, its Affiliates, any of their respective future Affiliates (including any future Affiliate following any Change of Control), or any assignee or transferee to the transfer or assignment of any asset by Buyer, its Affiliates, or any of their respective future Affiliates (including any future Affiliate following any Change of Control).

(c)    “Covered Seller Patent” means each Patent that is owned or licensable by Veru or any of its Affiliates as of the Closing Date.

(d)    “Exploitation” means to make (including the right to practice methods, processes and procedures), have made, use, sell, offer for sale, import, and otherwise distribute, dispose of or exploit.

(e)    “Veru Group” means Veru, its Affiliates, any of their respective future Affiliates (including any future Affiliate following any Change of Control), or any assignee or transferee to the transfer or assignment of any asset by Veru, its Affiliates, or any of their respective future Affiliates (including any future Affiliate following any Change of Control).

6.           Indemnification.

6.01.    Indemnification by Veru. Subject to the limitations and expiration dates contained in this Section 6, from and after the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have, Veru, on behalf of itself, its Subsidiaries and its successors and assigns, hereby covenants and agrees to indemnify, defend and hold Buyer and its Affiliates, stockholders, directors, officers, employees and agents (collectively, the “Buyer Indemnified Parties”) harmless from and against, and reimburse the Buyer Indemnified Parties for all costs of, any demand, claim, damage, Liability, Loss, cost or expense actually incurred, suffered, sustained by, or imposed upon any Buyer Indemnified Party (collectively, “Buyer's Damages”) directly or indirectly arising out of, with respect to, resulting from or relating to, or by reason of:

(a)    Any inaccuracy in, or breach of, any representation or warranty of Sellers made in Section 3 of this Agreement (as modified by the Schedules);

(b)    any breach, non-fulfillment or failure of either Seller to duly perform or observe any term, provision, covenant or agreement to be performed or observed by such Seller or any of its Subsidiaries or Affiliates pursuant to this Agreement;

(c)    any Indebtedness of any Business Entity to the extent not paid in full at or prior to Closing;

(d)    any brokerage or finders' fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any Person with Sellers (or any Person acting on their behalf) in connection with the transactions contemplated hereby;

(e)    any Excluded Asset or any Excluded Liability;

(f)    any Pre-Closing Taxes (except to the extent that any such Taxes are taken into account in the calculation of Closing Working Capital, the Closing Indebtedness Amount, or the Final Pre-Closing Taxes Amount); or

(g)    any R&W Exclusion.

6.02.    Indemnification by Buyer. Subject to the limitations and expiration dates contained in this Section 6, from and after the Closing, and regardless of any investigation made at any time by or on behalf of Sellers or any information Sellers may have, Buyer, on behalf of itself and its successors, hereby covenants and agrees to indemnify, defend and hold Sellers and their respective Affiliates, shareholders, directors, officers, employees and agents (collectively, the ”Seller Indemnified Parties”) harmless from and against, and shall reimburse the Seller Indemnified Parties for all costs they incur with respect to, any demand, claim, damage, Liability, loss, cost or expense actually suffered or incurred by such Seller Indemnified Party (collectively, “Sellers' Damages”) directly or indirectly arising out of, resulting from or relating to:

(a)    any breach of any representation or warranty of Buyer made in Section 4 of this Agreement;

(b)    any breach or failure of Buyer to duly perform or observe any term, provision, covenant or agreement to be performed or observed by Buyer pursuant to this Agreement; or

(c)    any brokerage or finders' fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any Person with Buyer (or any Person acting on its behalf) in connection with the transactions contemplated hereby.

6.03.    Indemnification Procedure.

(a)    Following the discovery of any facts or conditions that could reasonably be expected to give rise to a claim for either Buyer's Damages or Sellers' Damages, the Person seeking indemnification under this Agreement (the “Indemnified Party”) shall promptly, but in any event within thirty (30) days thereafter, provide written notice to the Party from whom indemnification is sought (the “Indemnifying Party”), setting forth, to the extent known by the Indemnified Party, the facts and circumstances, in reasonable detail, relating to such Buyer's Damages or Sellers' Damages, as applicable, the amount of such Buyer's Damages or Sellers' Damages (or a non-binding, reasonable estimate thereof if the actual amount is not known or not capable of reasonable calculation) and the Section(s) of this Agreement upon which the Indemnified Party is relying in seeking such indemnification (such written notice being hereinafter referred to as a “Notice of Claim”); provided that no delay in providing such Notice of Claim shall affect an Indemnified Party's rights hereunder, unless (and then only to the extent that) the Indemnifying Party is materially and adversely prejudiced in connection therewith. In the event the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of a Notice of Claim that the Indemnifying Party disputes its liability to the Indemnified Party under this Section 6 or the amount thereof, the claim specified by the Indemnified Party in such Notice of Claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 6 (subject to all of the limitations and other terms of this Section 6), and the Indemnifying Party shall pay the amount of such Liability that it is required to pay under this Section 6 to the Indemnified Party on demand or, in the case of any Notice of Claim in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined (subject to all of the limitations and other terms of this Section 6). In the event the Indemnifying Party has timely disputed its Liability with respect to such claim as provided above, such Indemnified Party and the appropriate Indemnifying Party, as promptly as possible, shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party in immediately available funds an amount equal to such claim as determined hereunder (subject to all of the limitations and other terms of this Section 6).

(b)    The following provisions shall apply to any claim subject to indemnification under this Agreement that is filed, demanded or instituted by any third party, including any Governmental Authority (a “Third Party Claim”):

(i)    Upon receipt of a Notice of Claim relating to a Third Party Claim, the Indemnifying Party shall have the right to assume control of the defense of the Third Party Claim; provided, however, that the Indemnified Party may observe any such Third Party Claim with counsel of its choice and at its expense; provided further, that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if [A] the Third Party Claim relates to or arises in connection with any criminal proceeding or [B] the Third Party Claim primarily seeks an injunction or equitable relief against any Indemnified Party. The Indemnifying Party shall keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third Party Claim and permit the Indemnified Party to participate in the defense of the Third Party Claim at the Indemnified Party's expense. If the Indemnifying Party exercises its right to defend under this Section 6.03(b)(i), the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld); provided, however, that [X] the Indemnifying Party may settle any Third Party Claim without the consent of the Indemnified Party so long as such settlement only involves the payment of monetary damages and such settlement unconditionally releases the Indemnified Party from all liabilities with respect to such Third Party Claim and [Y] to the extent the consent of the Indemnified Party is required to settle a Third Party Claim and the Indemnified Party reasonably objects to a settlement offer the Indemnifying Party desires to accept, the Indemnifying Party shall continue to contest or defend such Third Party Claim but the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer, plus other Buyer's Damages or Sellers' Damages, as applicable, paid or incurred by the Indemnified Party and recoverable under this Section 6 up to the point such settlement offer was made.

(ii)    If the Indemnifying Party declines to exercise its right to defend under Section 6.03(b)(i), the Indemnified Party, (a) shall defend against the Third Party Claim in a reasonable manner, (b) shall keep the Indemnifying Party apprised of all material developments (including settlement offers) with respect to the Third Party Claim and (c) shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed). If the Indemnified Party consents to the entry of any judgment or enters into any settlement with respect to a Third Party Claim without the prior written consent of the Indemnifying Party, such Person shall be deemed to have waived any rights of indemnification under this Section 6 with respect to such Third Party Claim.

(iii)    After any indemnification payment is made to any Indemnified Party pursuant to this Section 6, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights (if any) of such Indemnified Party against any third party in connection with the Buyer's Damages or Sellers' Damages, as applicable, to which such payment relates. Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.

(iv)    The Indemnified Party shall, at the Indemnifying Party's sole cost and expense (without any obligation to reimburse the Indemnified Party for the time spent by its employees on the Third Party Claim), cooperate with and make available to the Indemnifying Party such assistance, personnel, witnesses and materials as the Indemnifying Party may reasonably request with respect to any indemnifiable matter hereunder, including any Third Party Claim.

6.04.    Limitations on the Indemnification Obligations of Sellers.

(a)    Survival Periods for Representations, Warranties and Covenants.

(i)    Subject to clause (iii) below, the representations and warranties set forth in Section 3.01 (Organization), Section 3.02 (Authorization of Agreement; No Violation), Section 3.03 (Capitalization of the Business Subsidiaries), Section 3.04 (Consents and Approvals), Section 3.14(b) (Patents), Section 3.16 (Brokers), and Section 3.20 (Title and Sufficiency of Assets) (collectively, the “Fundamental Representations”) shall survive the Closing until thirty (30) days after the expiration of the statute of limitations applicable to the underlying breach of representation or warranty, at which time the Fundamental Representations shall terminate. Subject to clause (iii) below, the representations and warranties set forth in Section 3.08 (Taxes) (the “Tax Representations”) survive the Closing until thirty (30) days after the expiration of the statute of limitations applicable to the underlying breach of representation or warranty, at which time the Fundamental Representations shall terminate. Subject to clause (iii) below, the representations and warranties set forth in Section 3.14 other than those in Section 3.14(b) (Intellectual Property) and Section 3.18 (Legal Compliance) (collectively, the “Special Representations”) shall survive the Closing until the forty-eight (48) month anniversary of the Closing Date.

(ii)    Except for claims of Fraud, and subject to clause (iii) below, all representations and warranties of Sellers set forth in Section 3 of this Agreement or in any of the Transaction Documents, other than the Fundamental Representations, the Special Representations and the Tax Representations (which each are subject to clause (i)), shall survive the Closing until the eighteen (18) month anniversary of the Closing Date.

(iii)    Sellers' obligation to indemnify the Buyer Indemnified Parties with respect to a claim for a breach of any of the representations and warranties of Sellers set forth in Section 3 of this Agreement shall extend (with respect to such claim) beyond the applicable survival period only for claims of Fraud or if the Buyer Indemnified Party asserts such claim in a Notice of Claim duly delivered to Sellers prior to the expiration of such survival period.

(b)    De Minimis Basket. No Buyer Indemnified Party shall be entitled to indemnification from Sellers under Section 6.01(a) or Section 6.01(e) for any individual item or claim, or group or series of related items or claims, where the Buyer's Damages related thereto for which the Buyer Indemnified Party would otherwise be entitled to indemnification are less than $20,000 (the “De Minimis Basket”); provided, however, that if the Buyer's Damages related thereto for which the Buyer Indemnified Party would otherwise be entitled to indemnification equal or exceed the De Minimis Basket, then the Buyer Indemnified Party shall be entitled to indemnification in full for all breaches of such representations and/or warranties without regard to the De Minimis Basket (but subject to the other limitations set forth in this Section 7). Notwithstanding the foregoing, the De Minimis Basket shall not apply to any indemnification obligations for Buyer's Damages to the extent resulting from a breach of the Fundamental Representations or the Tax Representations or any Claim based upon Fraud.

(c)    Basket. No Buyer Indemnified Party shall be entitled to indemnification from Sellers under Section 6.01(a) or Section 6.01(e) unless the aggregate amount of the indemnification obligations of Sellers under such Sections (but for this Section 6.04) exceeds a dollar amount equal to the Retention Escrow Amount (the “Basket”), in which event the Buyer Indemnified Parties shall, subject to the other limitations set forth in this Section 6, be entitled to indemnification for only such Buyer's Damages exceeding the Basket. Notwithstanding the foregoing, the Basket shall not apply to any indemnification obligations for Buyer's Damages to the extent resulting from a breach of the Fundamental Representations or the Tax Representations or any claim based upon Fraud.

(d)    Cap. Subject to the limitations contained in Section 6.04(e), Sellers' aggregate liability under Section 6.01(a) shall not exceed $2,000,000 (the “Cap”); provided, however, that the Cap shall not apply to any claims of Fraud or any breaches of, or inaccuracy in, the Fundamental Representations. Except in the case of Fraud, in no event shall Sellers' aggregate liability under Section 6.01 exceed the Purchase Price. For the avoidance of doubt, and without limiting any of the other limitations set forth in this Section 6.04, Sellers' aggregate liability under Section 6.01(a) shall not exceed the Retention Escrow Amount, other than for Fraud or any breaches of, or inaccuracy in, Fundamental Representations, Special Representations or Tax Representations, provided that nothing in this sentence shall affect Buyer’s ability to recover from the R&W Policy.

(e)    Further Limitations. Subject to the other provisions in this Section 6.04:

(i)    Any liability for indemnification obligations for Losses under Section 6.01(a) (other than in respect of a breach of a Fundamental Representation, Special Representation, Tax Representation, or in the case of Fraud) shall, in each case, be satisfied (A) first, by recovery from the Retention Escrow Account until the Retention Escrow Account’s exhaustion or release and (B) thereafter, by recovery solely from the R&W Policy in accordance with the terms thereof.

(ii)    Except in the case of Fraud, any liability for indemnification obligations for Losses under Section 6.01(a) in respect of a breach of a Fundamental Representation, Special Representation or Tax Representation or any other subsection of Section 6.01, shall, in each case, be satisfied (A) first, by recovery from the Retention Escrow Account until the Retention Escrow Account’s exhaustion or release, (B) second by recovery from the R&W Policy in accordance with the terms thereof, and (C) finally, to the extent that recovery is not available under R&W Policy for any reason, by recovery directly from the Sellers.

(iii)    Termination, modification or amendment to the R&W Policy or denial of claims under the R&W Policy will not impact any of the limitations on indemnification set forth in this Agreement except as expressly set forth herein. The R&W Policy shall include:  (a) a provision whereby the insurer expressly waives, and agrees not to pursue, directly or indirectly, any subrogation rights against any Seller or any Seller Affiliate with respect to any claim made by any insured thereunder (except in the case of Fraud by the applicable Person), (b) a provision that provides that Buyer is not obligated to bring a claim against any Seller or any Seller Affiliate prior to bringing a claim under the R&W Policy, and (c) a provision designating the Sellers as third-party beneficiaries of the clauses referenced in clauses (a) and (b).  Following the Closing, Buyer will not agree to the provisions of the R&W Policy addressing the requirements of the previous sentence being amended or modified in a manner adverse to the Sellers. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, none of the limitations or exceptions set forth in this Section 6 including any periods of survival with respect to the representations, warranties, covenants and agreements set forth herein, shall in any way limit or modify the ability of the Buyer Indemnified Parties to make claims under or recover against the R&W Policy.

(iv)    The Buyer Indemnified Parties shall not be entitled to indemnification under this Agreement to the extent of any insurance proceeds actually received by the Buyer Indemnified Party in connection with the facts giving rise to such indemnification, as determined pursuant to Section 6.04(f) below.

(v)    The Buyer Indemnified Parties shall not be entitled to indemnification under this Agreement to the extent that the Buyer's Damages subject to a claim for indemnification resulted from failure of Buyer to undertake commercially reasonable efforts to mitigate such Buyer's Damages.

(vi)    The Buyer Indemnified Parties shall not be entitled to indemnification under this Agreement in connection with any Buyer's Damages with respect to which a Buyer Indemnified Party has a claim, right of indemnification or right of set off against any third party, unless the applicable Buyer Indemnified Party assigns such claim, right of indemnification or right of set off against such third party to Sellers.

(vii)    The Buyer Indemnified Parties shall not be entitled to indemnification under this Agreement more than once (i.e., on a dollar for dollar basis to the extent previously indemnified) for the same Buyer's Damages suffered, regardless if such Buyer's Damages may be attributed to more than one indemnity, breach of several paragraphs of the representations or warranties or the breach of or default in connection with several covenants or obligations herein.

(viii)    The Buyer Indemnified Parties shall not be entitled to indemnification under this Agreement to the extent amounts related to the claims for Buyer's Damages of the Buyer Indemnified Parties are taken into account in determining the Purchase Price under Section 2.08.

(f)    Insurance Proceeds. The amount of any indemnity provided in this Agreement shall be computed net of any insurance proceeds actually received by a Buyer Indemnified Party in connection with or as a result of any claim giving rise to an indemnification claim hereunder (including the R&W Policy, provided, that with respect to any amounts recovered under the R&W Policy, such reduction shall not apply with respect to any indemnification up to the Retention Escrow Amount). If the indemnity amount is paid prior to the Buyer Indemnified Party's actual receipt of insurance proceeds related thereto, Buyer shall assign its right to such insurance and allow Sellers to pursue collection of such insurance proceeds. In addition, if a Buyer Indemnified Party subsequently receives such insurance proceeds, then the Buyer Indemnified Party shall promptly pay to Sellers the amount of insurance proceeds subsequently received (net of all related costs, expenses and other Liabilities), but not more, in the aggregate, than the indemnity amount paid by Sellers.

(g)    Materiality. Notwithstanding anything contained herein or elsewhere to the contrary, all “material” and “Business Material Adverse Effect” or similar materiality type qualifications contained in the representations and warranties set forth in this Agreement shall be ignored and not given any effect for purposes of determining whether a breach of a representation or warranty has occurred or for calculating the amount of any Buyer's Damages.

(h)    Certain Damages. Sellers shall not have any liability under any provision of this Agreement for, and the amount of Buyer's Damages shall not include punitive damages (except to the extent such damages are payable in connection with a Third Party Claim).

6.05.    Multiple Representations and Warranties. For the avoidance of doubt, it is understood that the facts and circumstances alleged to constitute a breach of a representation or warranty may be comprised of elements relating to more than one subject matter and, in such case, each such element will be assessed separately based on the representation or warranty contained herein addressing the subject matter in question to determine whether it amounts to a breach and, to the extent more than one representation or warranty cover the same subject matter, only one and the more specific representation or warranty will govern and no other representation and/or warranty will apply to establish a breach.

6.06.    Tax Treatment. Any payments made to any Party pursuant to this Section 6 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and Sellers on their Tax Returns to the greatest extent permitted by Law.

6.07.    Exclusive Remedy. The parties acknowledge and agree that, after the Closing, the indemnification provisions in this Section 6 shall be the exclusive remedy of the parties with respect to the transactions contemplated by this Agreement, except for (a) claims of Fraud or (b) equitable relief permitted by Section 5.01 and Section 7.12.

6.08.    Retention Escrow Amount. Within two (2) Business Days after the eighteen (18) month anniversary of the Closing Date, Buyer and the Sellers shall jointly instruct the Escrow Agent to pay to the Seller by wire transfer of immediately available funds to an account designated by the Seller an amount equal to the positive difference, if any, between (i) the then remaining balance of the Retention Escrow Amount, including any earnings accrued thereon, minus (ii) the amount of Buyer’s Damages for which any Buyer Indemnified Party has timely made a claim for indemnification pursuant to this Section 6 that has not then been finally resolved. In the event any portion of the Retention Escrow Amount is not released to the Seller as a result of the foregoing sentence, Buyer and the Sellers shall, promptly and in any event within two (2) Business Days following the final determination of any such outstanding claims and, jointly instruct the Escrow Agent to disburse the then-remaining balance of the Retention Escrow Amount (or any portion thereof that relates to the claims that have then been finally determined), including any earnings accrued thereon, to the Sellers.

7.           General Provisions.

7.01.    Notices. Any notice to be given hereunder shall be deemed given and sufficient if in writing and (a) delivered by hand or by reputable overnight courier, (b) mailed by registered or certified mail or (c) sent by email (.PDF or .TIF attachment). Notices and communications to Buyer or Seller will, unless another address is specified in writing, be sent to the address indicated below:

If to Sellers, to:

Veru Inc.
2916 North Miami Ave, Suite 1000
Miami, FL 33127
Attention: Dr. Mitchell S. Steiner, Chairman, President and CEO
Email: msteiner@verupharma.com

with a copy to:

Benjamin G. Lombard, Esq.
Reinhart Boerner Van Deuren s.c.
1000 North Water Street, Suite 1700
Milwaukee, WI 53202
Email: blombard@reinhartlaw.com

If to Buyer, to:

Clear Future, Inc.
746 Lake Avenue
Greenwich, CT 06830
Attention: Mr. Kyle Tatz
Email: tatz@roaringbrookholdings.com

with a copy to:

Jake D. Gatof
Wilson Sonsini Goodrich & Rosati PC
One Boston Place, 201 Washington St Suite 2000

Boston, MA 02108
Email: jgatof@wsgr.com

or to such other Person or address as any Party shall have specified by notice in writing to the other parties. If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by e-mail transmission, such communication shall be deemed delivered the day of the transmission or, if the transmission is not made on a Business Day before 5:00 p.m. (New York time) at the place of receipt, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); if sent by U.S. mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal; and if sent by internationally recognized overnight delivery service, such communication shall be deemed delivered upon receipt.

7.02.    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), together with the other agreements, documents and instruments referred to herein, constitutes the entire agreement of the Parties and supersedes all prior agreements and undertakings (including any indication of interest or any letter of intent entered into between the parties), both written and oral, between the Parties with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other Person any rights or remedies hereunder. There have been and are no representations, warranties or covenants between the Parties other than those set forth or provided for in this Agreement and the other agreements and instruments referred to herein.

7.03.    Incorporation of Terms. The introductory language and Recitals set forth above, and the Annexes, Exhibits and Schedules identified herein, are incorporated into this Agreement by reference and made a part hereof.

7.04.    No Other Representations, Warranties, Covenants and Agreements. No Party has made any representations, warranties, covenants or agreements, express or implied, of any nature whatsoever other than those representations, warranties, covenants and agreements expressly set forth in this Agreement or the Transaction Documents.

7.05.    Waiver. Unless prohibited by Law, the covenants, obligations, agreements or conditions hereunder may be waived by the other Party to whom such compliance is owed by an instrument in writing duly executed by the Party granting such waiver. No waiver of any provision of this Agreement will be deemed, or will constitute, a waiver of any other term or provision, whether or not similar, or any subsequent breach or failure to comply with any such covenant, obligation, agreement or condition, nor will any waiver constitute a continuing waiver.

7.06.    Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of the Parties.

7.07.    Assignment; Binding Effect. Neither Party may assign, transfer or otherwise encumber this Agreement or its rights or obligations hereunder, in whole or in part, whether voluntarily or by operation of Law, without the prior written consent of the other Party, and any attempted assignment without such consent shall be void and without legal effect; provided that Buyer may assign or transfer its rights and obligations under this Agreement, in whole or from time to time in part, to any Affiliate of Buyer, provided that such transfer or assignment shall not relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any Party hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7.08.    Benefit. Subject to the following sentence, but notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement. Each of the Buyer Indemnified Parties and the Seller Indemnified Parties is a third party beneficiary of, and entitled to enforce the provisions of, this Agreement.

7.09.    Disclosure Schedules. Sellers have prepared the Schedules attached to this Agreement and delivered them to Buyer on the date hereof. The Schedules shall be arranged by number to correspond to the sections of this Agreement, and Seller shall be permitted to include in the Schedules any qualifications, disclosure or exceptions with respect to any subsection of Section 3. Any fact or item disclosed on any Schedule shall be deemed disclosed on all other Schedules to which an appropriate cross reference is made or on all other Schedules where it is reasonably apparent on its face that such disclosure applies to such other Schedules. The Schedules shall qualify the representations and warranties set forth in this Agreement or set forth other information required by this Agreement but shall not otherwise vary, change or alter the language of the representations and warranties contained in this Agreement or be interpreted as additional or independent representations or warranties. The inclusion of any item on any Schedule shall not constitute an admission that a violation, right of termination, default, liability or other obligation of any kind exists with respect to such item, but rather is intended only to qualify certain representations and warranties in this Agreement and/or to set forth other information required by this Agreement.

7.10.    No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until this Agreement is executed by the parties hereto.

7.11.    Governing Law. This Agreement shall be governed by the Laws of the State of Delaware without giving effect to any rule or provision thereof which would cause the application of the Law of any other state. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state and federal courts located in Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state and federal courts located in Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such courts.

7.12.    Specific Enforcement. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any breach of this Agreement by a Party could not be adequately compensated in all cases by monetary damages alone. It is accordingly agreed that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

7.13.    Negotiation of Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

7.14.    Facsimile Signature; Counterparts. This Agreement may be executed and delivered by electronic means (including by e-signature or by e-mail in .PDF or .TIF form) of original signatures and may be executed in counterparts, each of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each Party and delivered to the other Party.

7.15.    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

7.16.    No Recourse. This Agreement and the other Transaction Documents may only be enforced against, and all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance hereof or thereof (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) may only be brought against the entities that are expressly identified as Parties in the preamble to this Agreement (each, a “Contracting Party”) or, with respect to another Transaction Document, the parties thereto, as applicable, and then only with respect to the specific obligations set forth in this Agreement with respect to such Party. No Person who is not a Contracting Party, including any Affiliate of a Party or a Party’s or its Affiliates’ current, former or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than to the extent a specific named party and signatory to another Transaction Document and then only to the extent of the obligations of such Person set forth therein); and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by law, (a) with respect to disputes under or arising out of this Agreement, each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to enter into, this Agreement. Each of the Nonparty Affiliates is an intended third-party beneficiary of this Section 7.16.

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IN WITNESS WHEREOF, the parties hereto have caused this Stock and Asset Purchase Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SELLERS:

VERU INC.

BY /s/ Mitchell Steiner

Its: Chairman, Chief Executive Officer and

President

THE FEMALE HEALTH COMPANY LIMITED

BY /s/ Mitchell Steiner

Its: Director

BUYER:

CLEAR FUTURE, INC.

BY /s/ Kyle Tatz

Its: Director